EXHIBIT 99.1

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

(A Delaware Limited Liability Company)

Condensed Consolidated Balance Sheet

December 31, 2006

CONSOLIDATED BALANCE SHEET OF

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Texas Eastern Products Pipeline Company, LLC:

We have audited the accompanying consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC and subsidiaries (the “Company”) as of December 31, 2006.  This consolidated financial statement is the responsibility of the Company's management.  Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of Texas Eastern Products Pipeline Company, LLC and subsidiaries as of December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Houston, Texas

March 19, 2007

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC CONDENSED CONSOLIDATED BALANCE SHEET (Dollars in thousands)

December 31,
2006

ASSETS

Current assets:
Cash and cash equivalents	$ 119
Accounts receivable, trade (net of allowance for doubtful accounts of $100)	852,816
Accounts receivable, related parties	11,788
Inventories	72,193
Other	29,843
Total current assets	966,759
Property, plant and equipment, at cost (net of accumulated depreciation and amortization of $509,889)	1,642,095
Equity investments	1,039,710
Intangible assets	185,410
Goodwill	15,506
Other assets	72,661
Total assets	$ 3,922,141

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable and accrued liabilities	$ 855,306
Accounts payable, related parties	34,885
Accrued interest	35,523
Other accrued taxes	14,482
Other	36,776
Total current liabilities	976,972
Senior notes	1,113,287
Other long-term debt	490,000
Deferred tax liability	652
Other liabilities and deferred credits	19,461
Other liabilities, related party	1,814
Minority interest	1,405,559
Commitments and contingencies
Member’s equity:
Accumulated other comprehensive income	426
Member’s equity	(86,030)
Total member’s equity	(85,604)
Total liabilities and member’s equity	$ 3,922,141

See Notes to Condensed Consolidated Balance Sheet.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET

NOTE 1.	ORGANIZATION

Texas Eastern Products Pipeline Company, LLC (the “Company”), is a Delaware limited liability company, whose membership interests are owned by DFI GP Holdings L.P. (“DFI”), an affiliate of EPCO, Inc. (“EPCO”), a privately held company controlled by Dan L. Duncan, which acquired us on February 24, 2005. Our executive officers are employees of EPCO, and the other personnel working on behalf of TEPPCO Partners, L.P. (“TEPPCO”) also are employees of EPCO. Dan L. Duncan, through his control of DFI, indirectly controls us and appoints our directors. Mr. Duncan also indirectly controls Enterprise Products Partners L.P. (“Enterprise”). In conjunction with an amended and restated administrative services agreement (“ASA”), EPCO performs all management, administrative and operating functions required for us and our subsidiaries, and we reimburse EPCO for all direct and indirect expenses that have been incurred in managing us and our subsidiaries.

As used in this Report, “we,” “us,” “our,” and the “Company” mean Texas Eastern Products Pipeline Company, LLC, and where the context requires, include our subsidiaries and their business and operations. References to the “Parent Company” are intended to mean and include Texas Eastern Products Pipeline Company, LLC, in its individual capacity, and not on a consolidated basis.

We own a 2% general partner interest in TEPPCO and act as the managing general partner of TEPPCO. TEPPCO, a Delaware limited partnership, is a master limited partnership formed in March 1990, and its limited partner units (“Units”) are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “TPP.” TEPPCO operates through TE Products Pipeline Company, Limited Partnership (“TE Products”), TCTM, L.P. (“TCTM”) and TEPPCO Midstream Companies, L.P. (“TEPPCO Midstream”). Collectively, TE Products, TCTM and TEPPCO Midstream are referred to as the “Operating Partnerships.” We have the right to receive the incentive distribution rights associated with our general partner interest in TEPPCO.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

We adhere to the following significant accounting policies in the preparation of our consolidated balance sheet.

Business Segments

We operate and report in three business segments: transportation, marketing and storage of refined products, liquefied petroleum gases (“LPGs”) and petrochemicals (“Downstream Segment”); gathering, transportation, marketing and storage of crude oil and distribution of lubrication oils and specialty chemicals (“Upstream Segment”); and gathering of natural gas, fractionation of natural gas liquids (“NGLs”) and transportation of NGLs (“Midstream Segment”). Our reportable segments offer different products and services and are managed separately because each requires different business strategies.

Our interstate transportation operations, including rates charged to customers, are subject to regulations prescribed by the Federal Energy Regulatory Commission (“FERC”). We refer to refined products, LPGs, petrochemicals, crude oil, lubrication oils and specialty chemicals, NGLs and natural gas in this Report, collectively, as “petroleum products” or “products.”

Allowance for Doubtful Accounts

We establish provisions for losses on accounts receivable if we determine that we will not collect all or part of the outstanding balance. Collectibility is reviewed regularly and an allowance is established or adjusted, as necessary, using the specific identification method. Our procedure for recording an allowance for doubtful accounts

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is based on (i) our historical experience, (ii) the financial stability of our customers and (iii) the levels of credit granted to customers. In addition, we may also increase the allowance account in response to specific identification of customers involved in bankruptcy proceedings and those experiencing other financial difficulties. We routinely review our estimates in this area to ensure that we have recorded sufficient reserves to cover potential losses. The following table presents the activity of our allowance for doubtful accounts for the year ended December 31, 2006:

For Year Ended December 31, 2006

Balance at beginning of period	$ 250
Charges to expense	64
Deductions and other	(214)
Balance at end of period	$ 100

Asset Retirement Obligations

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of tangible long-lived assets that result from its acquisition, construction, development and/or normal operation. We record a liability for AROs when incurred and capitalize an increase in the carrying value of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over its useful life. We will either settle our ARO obligations at the recorded amount or incur a gain or loss upon settlement.

The Downstream Segment assets consist primarily of an interstate trunk pipeline system and a series of storage facilities that originate along the upper Texas Gulf Coast and extend through the Midwest and northeastern United States. We transport refined products, LPGs and petrochemicals through the pipeline system. These products are primarily received in the south end of the system and stored and/or transported to various points along the system per customer nominations. The Upstream Segment’s operations include purchasing crude oil from producers at the wellhead and providing delivery, storage and other services to its customers. The properties in the Upstream Segment consist of interstate trunk pipelines, pump stations, trucking facilities, storage tanks and various gathering systems primarily in Texas and Oklahoma. The Midstream Segment gathers natural gas from wells owned by producers and delivers natural gas and NGLs on its pipeline systems, primarily in Texas, Wyoming, New Mexico and Colorado. The Midstream Segment also owns and operates two NGL fractionator facilities in Colorado.

We have determined that we are obligated by contractual or regulatory requirements to remove certain facilities or perform other remediation upon retirement of our assets. However, we are not able to reasonably determine the fair value of the AROs for our trunk, interstate and gathering pipelines and our surface facilities, since future dismantlement and removal dates are indeterminate. During 2006, we recorded a $1.2 million liability, which represents the fair value of conditional AROs related to the retirement of the Val Verde Gas Gathering Company, L.P. (“Val Verde”) natural gas gathering system and to structural restoration work to be completed on leased office space that is required upon our anticipated office lease termination. During 2006, we assigned probabilities for settlement dates and settlement methods for use in an expected present value measurement of fair value and recorded conditional AROs.

In order to determine a removal date for our crude oil gathering lines and related surface assets, reserve information regarding the production life of the specific field is required. As a transporter and gatherer of crude oil, we are not a producer of the field reserves, and we therefore do not have access to adequate forecasts that predict the timing of expected production for existing reserves on those fields in which we gather crude oil. In the absence of such information, we are not able to make a reasonable estimate of when future dismantlement and removal dates of our crude oil gathering assets will occur. With regard to our trunk and interstate pipelines and their related surface assets, it is impossible to predict when demand for transportation of the related products will cease. Our right-of-way agreements allow us to maintain the right-of-way rather than remove the pipe. In addition, we can evaluate our trunk pipelines for alternative uses, which can be and have been found.

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NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

We will record AROs in the period in which more information becomes available for us to reasonably estimate the settlement dates of the retirement obligations. The adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations and Financial Accounting Standards Board (“FASB”) Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143, (“FIN 47”) did not have a material effect on our financial position, results of operations or cash flows.

Basis of Presentation and Principles of Consolidation

In accordance with our adoption of Emerging Issues Task Force (“EITF”) 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, beginning January 1, 2006, we consolidated our interest in TEPPCO into our financial statements (see Note 3).

We own a 2% general partner interest in TEPPCO, which conducts substantially all of our business. We have no independent operations and no material assets outside those of TEPPCO. The number of reconciling items between our consolidated balance sheet and that of TEPPCO are few. The most significant difference is that relating to minority interest ownership in our net assets by the limited partners of TEPPCO, and the elimination of our investment in TEPPCO with our underlying partner’s capital account in TEPPCO (see Note 14 for additional information regarding minority interest ownership in our consolidated subsidiaries).

The balance sheet includes our accounts on a consolidated basis. We have eliminated all significant intercompany items in consolidation.

Cash and Cash Equivalents

Cash equivalents are defined as all highly marketable securities with maturities of three months or less when purchased. The carrying value of cash equivalents approximate fair value because of the short term nature of these investments.

Capitalization of Interest

We capitalize interest on borrowed funds related to capital projects only for periods that activities are in progress to bring these projects to their intended use. The weighted average rate used to capitalize interest on borrowed funds was 6.27% for the year ended December 31, 2006.

Contingencies

Certain conditions may exist as of the date our financial statements are issued, which may result in a loss to us but which will only be resolved when one or more future events occur or fail to occur. Our management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise in judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in proceedings, our legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

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NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Dollar Amounts

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

Environmental Expenditures

We accrue for environmental costs that relate to existing conditions caused by past operations, including conditions with assets we have acquired. Environmental costs include initial site surveys and environmental studies of potentially contaminated sites, costs for remediation and restoration of sites determined to be contaminated and ongoing monitoring costs, as well as damages and other costs, when estimable. We monitor the balance of accrued undiscounted environmental liabilities on a regular basis. We record liabilities for environmental costs at a specific site when our liability for such costs is probable and a reasonable estimate of the associated costs can be made. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods. Estimates of our ultimate liabilities associated with environmental costs are particularly difficult to make with certainty due to the number of variables involved, including the early stage of investigation at certain sites, the lengthy time frames required to complete remediation alternatives available and the evolving nature of environmental laws and regulations.

The following table presents the activity of our environmental reserve for the year ended December 31, 2006:

For Year Ended December 31, 2006
Balance at beginning of period	$ 2,447
Charges to expense	1,887
Deductions and other	(2,532)
Balance at end of period	$ 1,802

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Although we believe these estimates are reasonable, actual results could differ from those estimates.

Fair Value of Current Assets and Current Liabilities

The carrying amount of cash and cash equivalents, accounts receivable, inventories, other current assets, accounts payable and accrued liabilities, other current liabilities and derivatives approximates their fair value due to their short-term nature. The fair values of these financial instruments are represented in our consolidated balance sheet.

Goodwill

Goodwill represents the excess of purchase price over fair value of net assets acquired and is presented on the consolidated balance sheet net of accumulated amortization. Our goodwill amounts are assessed for impairment

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(i) on an annual basis during the fourth quarter of each year or (ii) on an interim basis when impairment indicators are present. If such indicators are present (e.g., loss of a significant customer, economic obsolescence of plant assets, etc.), the fair value of the reporting unit to which the goodwill is assigned will be calculated and compared to its book value.

If the fair value of the reporting unit exceeds its book value, the goodwill amount is not considered to be impaired and no impairment charge is required. If the fair value of the reporting unit is less than its book value, a charge to earnings is recorded to adjust the carrying value of the goodwill to its implied fair value. We have not recognized any impairment losses related to our goodwill (see Note 12 for a further discussion of our goodwill).

Income Taxes

Our limited liability company structure is not subject to federal income taxes. As a result, our earnings or losses for federal income tax purposes are included in the tax returns of our member. We are organized as a pass-through entity for federal income tax purposes. As a result, our member is individually responsible for the federal income tax on its allocable share of our taxable income.

Texas Margin Tax

In May 2006, the State of Texas enacted a new business tax (the “Texas Margin Tax”) that replaces its existing franchise tax. In general, legal entities that do business in Texas are subject to the Texas Margin Tax. Limited partnerships, limited liability companies, corporations, limited liability partnerships and joint ventures are examples of the types of entities that are subject to the Texas Margin Tax. As a result of the change in tax law, TEPPCO’s tax status in the state of Texas changed from nontaxable to taxable. The Texas Margin Tax is considered an income tax for purposes of adjustments to deferred tax liability, as the tax is determined by applying a tax rate to a base that considers both revenues and expenses. Our deferred income tax liability for state taxes relates only to Texas Margin Tax obligations. The Texas Margin Tax becomes effective for franchise tax reports due on or after January 1, 2008. The Texas Margin Tax due in 2008 will be based on revenues earned during the 2007 fiscal year.

The Texas Margin Tax is assessed at 1% of Texas-sourced taxable margin measured by the ratio of gross receipts from business done in Texas to gross receipts from business done everywhere. The taxable margin is computed as the lesser of (i) 70% of total revenue or (ii) total revenues less (a) cost of goods sold or (b) compensation. The deferred tax liability shown on our consolidated balance sheet reflects the net tax effect of temporary differences related to items such as property, plant and equipment; therefore, the deferred tax liability is classified as noncurrent. The Texas Margin Tax is calculated, paid and filed at an affiliated unitary group level. Generally, an affiliated group is made up of one or more entities in which a controlling interest of at least 80% is owned by a common owner or owners. Generally, a business is unitary if it is characterized by a sharing or exchange of value between members of the group, and a synergy and mutual benefit all of the members of the group achieved by working together. We have calculated and recorded an estimated deferred tax liability of approximately $0.7 million associated with the Texas Margin Tax.

Since the Texas Margin Tax is determined by applying a tax rate to a base that considers both revenues and expenses, it has characteristics of an income tax. Accordingly, we determined the Texas Margin Tax should be accounted for as an income tax in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes.

Intangible Assets and Excess Investments

Intangible assets on the consolidated balance sheet consist primarily of gathering contracts assumed in the acquisition of Val Verde on June 30, 2002, a fractionation agreement and other intangible assets (see Note 12). Included in equity investments on the consolidated balance sheet are excess investments in Centennial Pipeline LLC (“Centennial”), Seaway Crude Pipeline Company (“Seaway”) and Jonah Gas Gathering Company (“Jonah”).

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NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

In connection with the acquisition of Val Verde, we assumed fixed-term contracts with customers that gather coal bed methane from the San Juan Basin in New Mexico and Colorado. The value assigned to these intangible assets relates to contracts with customers that are for a fixed term. These intangible assets are amortized on a unit-of-production basis, based upon the actual throughput of the system over the expected total throughput for the lives of the contracts. Revisions to the unit-of-production estimates may occur as additional production information is made available to us (see Note 12).

In connection with the purchase of the fractionation facilities in 1998, we entered into a fractionation agreement with DCP Midstream Partners, L.P. (formerly Duke Energy Field Services, LLC (“DEFS”)). The fractionation agreement is being amortized on a straight-line basis over a period of 20 years, which is the term of the agreement with DEFS.

In connection with the acquisition of crude supply and transportation assets in November 2003, we acquired intangible customer contracts for $8.7 million, which are amortized on a unit-of-production basis.

In connection with the formation of Centennial, we recorded excess investment, the majority of which is amortized on a unit-of-production basis over a period of 10 years. In connection with the acquisition of our interest in Seaway, we recorded excess investment, which is amortized on a straight-line basis over a period of 39 years. In connection with the formation of our Jonah joint venture and the construction of its expansion, we recorded excess investment (see Note 12).

Inventories

Inventories consist primarily of petroleum products, which are valued at the lower of cost (weighted average cost method) or market. Our Downstream Segment acquires and disposes of various products under exchange agreements. Receivables and payables arising from these transactions are usually satisfied with products rather than cash. The net balances of exchange receivables and payables are valued at weighted average cost and included in inventories. Inventories of materials and supplies, used for ongoing replacements and expansions, are carried at cost.

Natural Gas Imbalances

Gas imbalances occur when gas producers (customers) deliver more or less actual natural gas gathering volumes to our gathering systems than they originally nominated. Actual deliveries are different from nominated volumes due to fluctuations in gas production at the wellhead. To the extent that these shipper imbalances are not cashed out, Val Verde records a payable to shippers who supply more natural gas gathering volumes than nominated, and receivable from the shippers who nominate more natural gas gathering volumes than supplied. To the extent pipeline imbalances are not cashed out, Val Verde records a receivable from connecting pipeline transporters when total volumes delivered exceed the total of shipper’s nominations and records a payable to connecting pipeline transporters when the total shippers’ nominations exceed volumes delivered. We record natural gas imbalances using a mark-to-market approach.

Property, Plant and Equipment

We record property, plant and equipment at its acquisition cost. Additions to property, plant and equipment, including major replacements or betterments, are recorded at cost. We charge replacements and renewals of minor items of property that do not materially increase values or extend useful lives to maintenance expense. Depreciation expense is computed on the straight-line method using rates based upon expected useful lives of various classes of assets (ranging from 2% to 20% per annum).

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NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

We evaluate impairment of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the carrying amount of assets to be held and used is measured by a comparison of the carrying amount of the asset to estimated future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or estimated fair value less costs to sell.

Unit Option Plan and Unit Purchase Plan

At a special meeting of its unitholders on December 8, 2006, TEPPCO’s unitholders approved the EPCO, Inc. 2006 TPP Long-Term Incentive Plan, which provides for awards of TEPPCO’s Units and other rights to our non-employee directors and to employees of EPCO and its affiliates providing services to us. Awards under this plan may be granted in the form of restricted units, phantom units, unit options, unit appreciation rights and distribution equivalent rights. Additionally, TEPPCO’s unitholders approved the EPCO, Inc. TPP Employee Unit Purchase Plan, which provides for discounted purchases of its Units by employees of EPCO and its affiliates. Generally, any employee who (1) has been employed by EPCO or any of its designated affiliates for three consecutive months, (2) is a regular, active and full time employee and (3) is scheduled to work at least 30 hours per week is eligible to participate in this plan, provided that employees covered by collective bargaining agreements (unless otherwise specified therein) and 5% owners of TEPPCO, EPCO or any affiliate are not eligible to participate (see Note 4).

Use of Derivatives

We account for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133. These statements establish accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet at fair value as either assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative.

Our derivative instruments consist primarily of interest rate swaps and contracts for the purchase and sale of petroleum products in connection with our crude oil marketing activities. Substantially all derivative instruments related to our crude oil marketing activities meet the normal purchases and sales criteria of SFAS 133, as amended, and as such, changes in the fair value of petroleum product purchase and sales agreements are reported on the accrual basis of accounting. SFAS 133 describes normal purchases and sales as contracts that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold by the reporting entity over a reasonable period in the normal course of business.

For all hedging relationships, we formally document at inception the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed and a description of the method of measuring ineffectiveness. This process includes linking all derivatives that are designated as fair value or cash flow to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. We also formally assess, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. If it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, we discontinue hedge accounting prospectively.

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NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

For derivative instruments designated as fair value hedges, changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk, are recorded in earnings with the change in fair value of the derivative and hedged asset or liability reflected on the balance sheet. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income to the extent that the derivative is effective as a hedge, until earnings are affected by the variability in cash flows of the designated hedged item. Hedge effectiveness is measured at least quarterly based on the relative cumulative changes in fair value between the derivative contract and the hedged item over time. The ineffective portion of the change in fair value of a derivative instrument that qualifies as either a fair value hedge or a cash flow hedge is reported immediately in earnings.

According to SFAS 133, as amended, we are required to discontinue hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, or the derivative expires or is sold, terminated, or exercised, or the derivative is de-designated as a hedging instrument, because it is unlikely that a forecasted transaction will occur, a hedged firm commitment no longer meets the definition of a firm commitment, or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, we continue to carry the derivative on the balance sheet at its fair value and no longer adjust the hedged asset or liability for changes in fair value. The adjustment of the carrying amount of the hedged asset or liability is accounted for in the same manner as other components of the carrying amount of that asset or liability. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, we continue to carry the derivative on the balance sheet at its fair value, remove any asset or liability that was recorded pursuant to recognition of the firm commitment from the balance sheet, and recognize any gain or loss in earnings. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, we continue to carry the derivative on the balance sheet at its fair value with subsequent changes in fair value included in earnings, and gains and losses that were accumulated in other comprehensive income are recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, we continue to carry the derivative at its fair value on the balance sheet and recognize any subsequent changes in its fair value in earnings.

NOTE 3.	RECENT ACCOUNTING DEVELOPMENTS

In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), Share-Based Payment. SFAS 123(R) is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123(R) requires that the cost resulting from all share-based payment transactions be recognized in the financial statements at fair value. SFAS 123(R) became effective for public companies for annual periods beginning after June 15, 2005. Accordingly, we adopted SFAS 123(R) in the first quarter of 2006. We adopted SFAS 123(R) under the modified prospective transition method. We have determined that our 1999 Phantom Unit Retention Plan and our 2005 Phantom Unit Plan are liability awards under the provisions of SFAS 123(R). No additional compensation expense has been recorded in connection with the adoption of SFAS 123(R) as we have historically recorded the associated liabilities at fair value. The adoption of SFAS 123(R) did not have a material effect on our financial position, results of operations or cash flows.

In June 2005, the EITF reached consensus in EITF 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, to provide guidance on how general partners in a limited partnership should determine whether they control a limited partnership and therefore should consolidate it. The EITF agreed that the presumption of general

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partner control would be overcome only when the limited partners have either of two types of rights. The first type, referred to as “kick-out rights,” is the right to dissolve or liquidate the partnership or otherwise remove the general partner without cause. The second type, referred to as “participating rights,” is the right to effectively participate in significant decisions made in the ordinary course of the partnership’s business. The kick-out rights and the participating rights must be substantive in order to overcome the presumption of general partner control. The consensus is effective for general partners of all new limited partnerships formed and for existing limited partnerships for which the partnership agreements are modified subsequent to the date of FASB ratification (June 29, 2005). For existing limited partnerships that have not been modified, the guidance in EITF 04-5 is effective no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. Beginning January 1, 2006, we consolidated our interest in TEPPCO into our financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS 154 establishes new standards on accounting for changes in accounting principles. All such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS 154 completely replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Periods. However, it carries forward the guidance in those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity and the correction of errors. SFAS 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after June 1, 2005. The application of SFAS 154 does not affect the transition provisions of any existing pronouncements, including those that are in the transition phase as of the effective date of SFAS 154. The adoption of SFAS 154 did not have a material effect on our financial position, results of operations or cash flows.

In September 2005, the EITF reached consensus in EITF 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty, to define when a purchase and a sale of inventory with the same party that operates in the same line of business should be considered a single nonmonetary transaction subject to APB Opinion No. 29, Accounting for Nonmonetary Transactions. Two or more inventory transactions with the same party should be combined if they are entered into in contemplation of one another. The EITF also requires entities to account for exchanges of inventory in the same line of business at fair value or recorded amounts based on inventory classification. The guidance in EITF 04-13 is effective for new inventory arrangements entered into in reporting periods beginning after March 15, 2006. We adopted EITF 04-13 on April 1, 2006.

In June 2006, the EITF reached consensus in EITF 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation). The accounting guidance permits companies to elect to present on either a gross or net basis sales and other taxes that are imposed on and concurrent with individual revenue-producing transactions between a seller and a customer. The gross basis includes the taxes in revenues and costs; the net basis excludes the taxes from revenues. The accounting guidance does not apply to tax systems that are based on gross receipts or total revenues. EITF 06-3 requires companies to disclose their policy for presenting the taxes and disclose any amounts presented on a gross basis if those amounts are significant. The guidance in EITF 06-3 is effective January 1, 2007. As a matter of policy, we report such taxes on a net basis. The adoption of EITF 06-3 did not have a material effect on our financial position, results of operations or cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of SFAS 109, Accounting for Income Taxes (“FIN 48”). FIN 48 provides that the tax effects of an uncertain tax position should be recognized in a company’s financial statements if the position taken by the entity is more likely than not sustainable if it were to be examined by an appropriate taxing authority, based on technical merit. After determining if a tax position meets such criteria, the amount of benefit to be recognized should be the largest amount of benefit that has more than a 50% chance of being realized upon settlement. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, and we were required to adopt FIN 48 as of

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January 1, 2007. The adoption of FIN 48 did not have a material effect on our financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 applies only to fair-value measurements that are already required or permitted by other accounting standards and is expected to increase the consistency of those measurements. SFAS 157 emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Companies will be required to disclose the extent to which fair value is used to measure assets and liabilities, the inputs used to develop the measurements, and the effect of certain of the measurements on earnings (or changes in net assets) for the period. SFAS 157 is effective for fiscal years beginning after December 15, 2007, and we are required to adopt SFAS 157 as of January 1, 2008. We believe that the adoption of SFAS 157 will not have a material effect on our financial position, results of operations or cash flows.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. The SAB requires registrants to quantify misstatements using both balance-sheet and income-statement approaches and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. When the effect of initial adoption is determined to be material, SAB 108 allows registrants to record that effect as a cumulative-effect adjustment to beginning-of-year retained earnings. The requirements are effective for annual financial statements covering the first fiscal year ending after November 15, 2006. Additionally, the nature and amount of each individual error being corrected through the cumulative-effect adjustment, when and how each error arose, and the fact that the errors had previously been considered immaterial is required to be disclosed. We are required to adopt SAB 108 for our current fiscal year ending December 31, 2006. The adoption of SAB 108 did not have a material effect on our financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS 158 requires an employer to recognize the over-funded or under-funded status of its defined benefit pension and other postretirement plans as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. In addition, SFAS 158 eliminates the use of a measurement date that is different than the date of the employer’s year-end financial statements. SFAS 158 requires an employer to disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. The requirement to recognize the funded status and to provide the required disclosures is effective for fiscal years ending after December 15, 2006. Accordingly, we adopted SFAS 158 in the fourth quarter 2006. The adoption of SFAS 158 did not have a material effect on our financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115. SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected would be reported in net income. SFAS 159 also establishes presentation and disclosure requirements designed to draw comparison between the different measurement attributes the company elects for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of the adoption of SFAS 159 on our financial statements. We do not believe the adoption of SFAS 159 will have a material effect on our financial position, results of operations or cash flows.

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NOTE 4.	ACCOUNTING FOR EQUITY AWARDS

1994 Long Term Incentive Plan

During 1994, we adopted the Texas Eastern Products Pipeline Company 1994 Long Term Incentive Plan (“1994 LTIP”). The 1994 LTIP provided certain key employees with an incentive award whereby the participant was granted an option to purchase Units. These same employees were also granted a stipulated number of Performance Units, the cash value of which could have been used to pay for the exercise of the respective Unit options awarded. Under the provisions of the 1994 LTIP, no more than one million options and two million Performance Units could have been granted.

According to the plan provisions, when TEPPCO’s calendar year earnings per Unit (exclusive of certain special items) exceeded a stated threshold, each participant received a credit to their respective Performance Unit account equal to the earnings per Unit excess multiplied by the number of Performance Units awarded. The balance in the Performance Unit account could have been used to offset the cost of exercising Unit options granted in connection with the Performance Units or could have been withdrawn two years after the underlying options expire, usually 10 years from the date of grant. Any unused balance previously credited was forfeited upon termination. We accrued compensation expense for the Performance Units awarded annually based upon the terms of the plan discussed above. Under the agreement for such Unit options, the options became exercisable in equal installments over periods of one, two, and three years from the date of the grant.

At December 31, 2006, all options have been fully exercised. We have not granted options for any periods presented, and we have no accrued liability balances remaining for Performance Unit accounts. The 1994 LTIP was terminated effective as of June 19, 2006.

1999 and 2002 Phantom Unit Retention Plans

Effective January 1, 1999 and June 1, 2002, we adopted the Texas Eastern Products Pipeline Company, LLC 1999 Phantom Unit Retention Plan (“1999 Plan”) and the Texas Eastern Products Pipeline Company, LLC 2002 Phantom Unit Retention Plan (“2002 PURP”), respectively. The 1999 Plan and the 2002 PURP provide key employees with incentive awards whereby a participant is granted phantom units. These phantom units are automatically redeemed for cash based on the vested portion of the fair market value of the phantom units at stated redemption dates. The fair market value of each phantom unit is equal to the closing price of a Unit as reported on the NYSE on the redemption date.

Under the agreement for the phantom units, each participant vests the number of phantom units initially granted under his or her award according to the terms agreed upon at the grant date. Each participant is required to redeem their phantom units as they vest. Each participant is also entitled to quarterly cash distributions equal to the product of the number of phantom units outstanding for the participant and the amount of the cash distribution that TEPPCO paid per Unit to its unitholders.

We accrue compensation expense annually based upon the terms of the 1999 Plan and 2002 PURP discussed above. Due to the change in our ownership on February 24, 2005 (see Note 1), all phantom units outstanding at February 24, 2005 under both the 1999 Plan and the 2002 PURP fully vested and were redeemed by participants in 2005. As such, there were no outstanding phantom units under either the 1999 Plan or the 2002 PURP at December 31, 2005. During 2006, a total of 44,600 phantom units were granted under the 1999 Plan and remain outstanding at December 31, 2006. At December 31, 2006, we had an accrued liability balance of $0.8 million for compensation related to the 1999 Plan. No amounts were outstanding and no liabilities remained at December 31, 2006 for the 2002 PURP.

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2000 Long Term Incentive Plan

Effective January 1, 2000, we established the Texas Eastern Products Pipeline Company, LLC 2000 Long Term Incentive Plan (“2000 LTIP”) to provide key employees incentives to achieve improvements in TEPPCO’s financial performance. Generally, upon the close of a three-year performance period, if the participant is then still an employee of EPCO, the participant will receive a cash payment in an amount equal to (1) the applicable performance percentage specified in the award multiplied by (2) the number of phantom units granted under the award multiplied by (3) the average of the closing prices of a Unit over the ten consecutive trading days immediately preceding the last day of the performance period. Generally, a participant’s performance percentage is based upon the improvement of TEPPCO’s Economic Value Added (as defined below) during a three-year performance period over the Economic Value Added during the three-year period immediately preceding the performance period. If a participant incurs a separation from service during the performance period due to death, disability or retirement (as such terms are defined in the 2000 LTIP), the participant will be entitled to receive a cash payment in an amount equal to the amount computed as described above multiplied by a fraction, the numerator of which is the number of days that have elapsed during the performance period prior to the participant’s separation from service and the denominator of which is the number of days in the performance period.

At December 31, 2006, phantom units outstanding under the 2000 LTIP were 11,300 and 8,400 for awards granted for the years ended December 31, 2006 and 2005, respectively. All phantom units for awards granted under the 2003 and 2004 plan years became fully vested and were paid out to participants in 2005, in accordance with plan provisions as a result of the change in our ownership on February 24, 2005.

Economic Value Added means TEPPCO’s average annual EBITDA for the performance period minus the product of its average asset base and its cost of capital for the performance period. EBITDA means TEPPCO’s earnings before net interest expense, other income – net, depreciation and amortization and its proportional interest in EBITDA of its joint ventures as presented in its consolidated financial statements prepared in accordance with generally accepted accounting principles, except that at his discretion, our Chief Executive Officer (“CEO”) may exclude gains or losses from extraordinary, unusual or non-recurring items. Average asset base means the quarterly average, during the performance period, of TEPPCO’s gross value of property, plant and equipment, plus products and crude oil operating oil supply and the gross value of intangibles and equity investments. TEPPCO’s cost of capital is approved by our CEO at the date of award grant.

In addition to the payment described above, during the performance period, we will pay to the participant the amount of cash distributions that TEPPCO would have paid to its unitholders had the participant been the owner of the number of Units equal to the number of phantom units granted to the participant under this award. We accrue compensation expense annually based upon the terms of the 2000 LTIP discussed above. At December 31, 2006, we had an accrued liability balance of $0.6 million for compensation related to the 2000 LTIP.

2005 Phantom Unit Plan

Effective January 1, 2005, we adopted the Texas Eastern Products Pipeline Company, LLC 2005 Phantom Unit Plan (“2005 Phantom Unit Plan”) to provide key employees incentives to achieve improvements in TEPPCO’s financial performance. Generally, upon the close of a three-year performance period, if the participant is then still an employee of EPCO, the participant will receive a cash payment in an amount equal to (1) the grantee’s vested percentage multiplied by (2) the number of phantom units granted under the award multiplied by (3) the average of the closing prices of a Unit over the ten consecutive trading days immediately preceding the last day of the performance period. Generally, a participant’s vested percentage is based upon the improvement of TEPPCO’s EBITDA (as defined below) during a three-year performance period over the target EBITDA as defined at the beginning of each year during the three-year performance period. EBITDA means TEPPCO’s earnings before minority interest, net interest expense, other income – net, income taxes, depreciation and amortization and its proportional interest in EBITDA of its joint ventures as presented in its consolidated financial statements prepared in

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accordance with generally accepted accounting principles, except that at his discretion, our CEO may exclude gains or losses from extraordinary, unusual or non-recurring items. At December 31, 2006, phantom units outstanding for awards granted for the years ended December 31, 2006 and 2005, were 44,200 and 44,000, respectively.

In addition to the payment described above, during the performance period, we will pay to the participant the amount of cash distributions that TEPPCO would have paid to its unitholders had the participant been the owner of the number of Units equal to the number of phantom units granted to the participant under this award. We accrue compensation expense annually based upon the terms of the 2005 Phantom Unit Plan discussed above. At December 31, 2006, we had an accrued liability balance of $1.6 million for compensation related to the 2005 Phantom Unit Plan.

EPCO, Inc. 2006 TPP Long-Term Incentive Plan

At a special meeting of its unitholders on December 8, 2006, TEPPCO’s unitholders approved the EPCO, Inc. 2006 TPP Long-Term Incentive Plan (“2006 LTIP”), which provides for awards of TEPPCO’s Units and other rights to our non-employee directors and to employees of EPCO and its affiliates providing services to us. Awards under the 2006 LTIP may be granted in the form of restricted units, phantom units, unit options, unit appreciation rights and distribution equivalent rights. The exercise price of unit options or unit appreciation rights awarded to participants will be determined by the Audit and Conflicts Committee of our board of directors, now known as the Audit, Conflicts and Governance Committee (“AC Committee”), (at its discretion) at the date of grant and may be no less than the fair market value of the option award as of the date of grant. The 2006 LTIP will be administered by the AC Committee. Subject to adjustment as provided in the 2006 LTIP, awards with respect to up to an aggregate of 5,000,000 units may be granted under the 2006 LTIP. As of December 31, 2006, no awards had been granted under the 2006 LTIP. We will reimburse EPCO for the costs allocable to any future Incentive Plan awards made to employees who work in our business.

The 2006 LTIP may be amended or terminated at any time by the board of directors of EPCO, which is our indirect parent company, or the AC Committee; however, any material amendment, such as a material increase in the number of Units available under the plan or a change in the types of awards available under the plan, would require the approval of at least 50% of TEPPCO’s unitholders. The AC Committee is also authorized to make adjustments in the terms and conditions of, and the criteria included in awards under the 2006 LTIP in specified circumstances. The 2006 LTIP is effective until December 8, 2016 or, if earlier, the time which all available Units under the 2006 LTIP have been delivered to participants or the time of termination of the 2006 LTIP by EPCO or the AC Committee.

EPCO, Inc. TPP Employee Unit Purchase Plan

At a special meeting of its unitholders on December 8, 2006, TEPPCO’s unitholders approved the EPCO, Inc. TPP Employee Unit Purchase Plan (the “Unit Purchase Plan”), which provides for discounted purchases of TEPPCO’s Units by employees of EPCO and its affiliates. Generally, any employee who (1) has been employed by EPCO or any of its designated affiliates for three consecutive months, (2) is a regular, active and full time employee and (3) is scheduled to work at least 30 hours per week is eligible to participate in the Unit Purchase Plan, provided that employees covered by collective bargaining agreements (unless otherwise specified therein) and 5% owners of us, EPCO or any affiliate are not eligible to participate.

A maximum of 1,000,000 units may be delivered under the Unit Purchase Plan (subject to adjustment as provided in the plan). Units to be delivered under the plan may be acquired by the custodian of the plan in the open market or directly from TEPPCO, EPCO, any of EPCO’s affiliates or any other person; however, it is generally intended that Units are to be acquired from TEPPCO. Eligible employees may elect to have a designated whole percentage (ranging from 1% to 10%) of their eligible compensation for each pay period withheld for the purchase of Units under the plan. EPCO and its affiliated employers will periodically remit to the custodian the withheld

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amounts, together with an additional amount by which EPCO will bear approximately 10% of the cost of the Units for the benefit of the participants. Unit purchases will be made following three month purchase periods over which the withheld amounts are to be accumulated. We will reimburse EPCO for all such costs allocated to employees who work in our business.

The plan will be administered by a committee appointed by the Chairman or Vice Chairman of EPCO. The Unit Purchase Plan may be amended or terminated at any time by the board of directors of EPCO, or the Chairman of the Board or Vice Chairman of the Board of EPCO; however, any material amendment, such as a material increase in the number of Units available under the plan or an increase in the employee discount amount, would also require the approval of at least 50% of TEPPCO’s unitholders. The Unit Purchase Plan is effective until December 8, 2016, or, if earlier, at the time that all available Units under the plan have been purchased on behalf of the participants or the time of termination of the plan by EPCO or the Chairman or Vice Chairman of EPCO. As of December 31, 2006, no purchase period has begun and no Units had been purchased under this plan.

NOTE 5.	EMPLOYEE BENEFIT PLANS

Retirement Plans

The TEPPCO Retirement Cash Balance Plan (“TEPPCO RCBP”) was a non-contributory, trustee-administered pension plan. In addition, the TEPPCO Supplemental Benefit Plan (“TEPPCO SBP”) was a non-contributory, nonqualified, defined benefit retirement plan, in which certain executive officers participated. The TEPPCO SBP was established to restore benefit reductions caused by the maximum benefit limitations that apply to qualified plans. The benefit formula for all eligible employees was a cash balance formula. Under a cash balance formula, a plan participant accumulated a retirement benefit based upon pay credits and current interest credits. The pay credits were based on a participant’s salary, age and service. We used a December 31 measurement date for these plans.

On May 27, 2005, the TEPPCO RCBP and the TEPPCO SBP were amended. Effective May 31, 2005, participation in the TEPPCO RCBP was frozen, and no new participants were eligible to be covered by the plan after that date. Effective June 1, 2005, EPCO adopted the TEPPCO RCBP and the TEPPCO SBP for the benefit of its employees providing services to us. Effective December 31, 2005, all plan benefits accrued were frozen, participants received no additional pay credits after that date, and all plan participants were 100% vested regardless of their years of service. The TEPPCO RCBP plan was terminated effective December 31, 2005, and plan participants had the option to receive their benefits either through a lump sum payment in 2006 or through an annuity. In April 2006, we received a determination letter from the IRS providing IRS approval of the plan termination. For those plan participants who elected to receive an annuity, we will purchase an annuity contract from an insurance company in which the plan participant owns the annuity, absolving us of any future obligation to the participant. Participants in the TEPPCO SBP received pay credits through November 30, 2005, and received lump sum benefit payments in December 2005. Both the TEPPCO RCBP and TEPPCO SBP benefit payments are discussed below.

In June 2005, we recorded a curtailment charge of $0.1 million in accordance with SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, as a result of the TEPPCO RCBP and TEPPCO SBP amendments. As of May 31, 2005, the following assumptions were changed for purposes of determining the net periodic benefit costs for the remainder of 2005: the discount rate, the long-term rate of return on plan assets, and the assumed mortality table. The discount rate was decreased from 5.75% to 5.00% to reflect rates of returns on bonds currently available to settle the liability. The expected long-term rate of return on plan assets was changed from 8% to 2% due to the movement of plan funds from equity investments into short-term money market funds. The mortality table was changed to reflect overall improvements in mortality experienced by the general population. The curtailment charge arose due to the

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accelerated recognition of the unrecognized prior service costs. We recorded additional settlement charges of approximately $0.2 million in the fourth quarter of 2005 relating to the TEPPCO SBP. We recorded additional settlement charges of approximately $3.5 million during the fourth quarter of 2006 relating to the TEPPCO RCBP for any existing unrecognized losses upon the plan termination and final distribution of the assets to the plan participants. At December 31, 2006, $1.3 million of the TEPPCO RCBP plan assets had not been distributed to plan participants.

Other Postretirement Benefits

We provided certain health care and life insurance benefits for retired employees on a contributory and non-contributory basis (“TEPPCO OPB”). Employees became eligible for these benefits if they met certain age and service requirements at retirement, as defined in the plans. We provided a fixed dollar contribution, which did not increase from year to year, towards retired employee medical costs. The retiree paid all health care cost increases due to medical inflation. We used a December 31 measurement date for this plan.

In May 2005, benefits provided to employees under the TEPPCO OPB were changed. Employees eligible for these benefits received them through December 31, 2005, however, effective December 31, 2005, these benefits were terminated. As a result of this change in benefits and in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, we recorded a curtailment credit of approximately $1.7 million in our accumulated postretirement obligation which reduced our accumulated postretirement obligation to the total of the expected remaining 2005 payments under the TEPPCO OPB. The employees participating in this plan at that time were transferred to DEFS, who is expected to provide postretirement benefits to these retirees. We recorded a one-time settlement to DEFS in the third quarter of 2005 of $0.4 million for the remaining postretirement benefits.

Effective June 1, 2005, the payroll functions performed by DEFS for us were transferred from DEFS to EPCO. For those employees who were receiving certain other postretirement benefits at the time of our acquisition by DFI, DEFS is expected to continue to provide these benefits to those employees. Effective June 1, 2005, EPCO began providing certain other postretirement benefits to those employees who became eligible for the benefits after June 1, 2005, and will charge those benefit related costs to us. As a result of these changes, we recorded a $1.2 million reduction in our other postretirement obligation in June 2005.

We employed a building block approach in determining the long-term rate of return for plan assets. Historical markets were studied and long-term historical relationships between equities and fixed-income were preserved consistent with a widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates were evaluated before long-term capital market assumptions were determined. The long-term portfolio return was established via a building block approach with proper consideration of diversification and rebalancing. Peer data and historical returns were reviewed to check for reasonability and appropriateness.

At December 31, 2006, the discount rate used to determine benefit obligations for the retirement plans was 4.73%. The discount rate and the expected long-term rate of return on plan assets used to determine net periodic benefit cost for the retirement plans for the year ended December 31, 2006, were 4.59% and 2.0%, respectively.

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NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

The following table sets forth our pension benefits changes in benefit obligation, fair value of plan assets and funded status as of December 31, 2006:

December 31, 2006
Change in benefit obligation
Benefit obligation at beginning of year	$ 22,111
Interest cost	891
Actuarial loss	152
Benefits paid	(22,677)
Benefit obligation at end of year	$ 477

Change in plan assets
Fair value of plan assets at beginning of year	$ 23,104
Actual return on plan assets	884
Benefits paid	(22,677)
Fair value of plan assets at end of year	$ 1,311

Funded status	$ 834

Amount Recognized in the Balance Sheet:
Noncurrent assets	$ 834
Net pension asset at end of year	$ 834

Amount Recognized in Accumulated Other Comprehensive Income:

Unrecognized actuarial loss (1)	$ 67

_________________

(1)	This amount will be amortized out of accumulated other comprehensive income into net periodic benefit cost in 2007.

The following table illustrates the incremental effect of applying SFAS No. 158 on individual line items in the consolidated balance sheet as of December 31, 2006:

	December 31, 2006
	Before Application of SFAS No. 158	Adjustments	After Application of SFAS No. 158

Prepaid pension cost (included in other current assets)	$ 901	$ (901)	$ --
Other assets	71,827	834	72,661
Total assets	3,922,208	(67)	3,922,141
Accumulated other comprehensive income	493	(67)	426
Total member’s equity	(85,537)	(67)	(85,604)
Total liabilities and member’s equity	3,922,208	(67)	3,922,141

We estimate pension benefit payments of $0.5 million, which reflect expected future service, as appropriate, will be paid in 2007.

Plan Assets

At December 31, 2006, all plan assets for the retirement plans were invested in money market securities. We do not expect to make further contributions to our retirement plans and other postretirement benefit plans in 2007.

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NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

Other Plans

EPCO maintains a 401(k) plan for the benefit of employees providing services to us, and we will continue to reimburse EPCO for the cost of maintaining this plan in accordance with the ASA.

NOTE 6.	FINANCIAL INSTRUMENTS - INTEREST RATE SWAPS

In October 2001, TE Products entered into an interest rate swap agreement to hedge its exposure to changes in the fair value of its fixed rate 7.51% Senior Notes due 2028. We designated this swap agreement as a fair value hedge. The swap agreement has a notional amount of $210.0 million and matures in January 2028 to match the principal and maturity of the TE Products Senior Notes. Under the swap agreement, TE Products pays a floating rate of interest based on a three-month U.S. Dollar LIBOR rate, plus a spread of 147 basis points, and receives a fixed rate of interest of 7.51%. During the year ended December 31, 2006, we reviewed the hedge effectiveness of this interest rate swap and noted that no gain or loss from ineffectiveness was required to be recognized. The fair value of this interest rate swap was a liability of approximately $2.6 million at December 31, 2006.

During 2002, TEPPCO entered into interest rate swap agreements, designated as fair value hedges, to hedge its exposure to changes in the fair value of its fixed rate 7.625% Senior Notes due 2012. The swap agreements had a combined notional amount of $500.0 million and matured in 2012 to match the principal and maturity of the Senior Notes. Under the swap agreements, TEPPCO paid a floating rate of interest based on a U.S. Dollar LIBOR rate, plus a spread, and received a fixed rate of interest of 7.625%. These swap agreements were later terminated in 2002 resulting in gains of $44.9 million. The gains realized from the swap terminations have been deferred as adjustments to the carrying value of the Senior Notes and are being amortized using the effective interest method as reductions to future interest expense over the remaining term of the Senior Notes. At December 31, 2006, the unamortized balance of the deferred gains was $28.0 million. In the event of early extinguishment of the Senior Notes, any remaining unamortized gains would be recognized in the statement of consolidated income at the time of extinguishment.

On January 20, 2006, TEPPCO entered into interest rate swap agreements with a total notional amount of $200.0 million to hedge its exposure to increases in the benchmark interest rate underlying its variable rate revolving credit facility. These interest rate swaps mature in January 2008. Under the swap agreements, TEPPCO pays a fixed rate of interest ranging from 4.67% to 4.695% and receives a floating rate based on a three-month U.S. Dollar LIBOR rate. In the third quarter of 2006, these swaps were designated as cash flow hedges. For the period from January 20, 2006 through the date these swaps were designated as cash flow hedges, changes in the fair value of the swaps were recognized in earnings. While these interest rate swaps remain in effect, future changes in the fair value of the cash flow hedges, to the extent the swaps are effective, will be recognized in other comprehensive income until the hedged interest costs are recognized in earnings. At December 31, 2006, the fair value of these interest rate swaps was $1.1 million.

During October 2006, TEPPCO executed a series of treasury rate lock agreements that extend through June 2007 for a notional amount totaling $200.0 million. These agreements, which are derivative instruments, have been designated as cash flow hedges to offset TEPPCO’s exposure to increases in the underlying U.S. Treasury benchmark rate that is expected to be used to establish the fixed interest rate for debt that it expects to incur in 2007. The weighted average rate under the treasury lock agreements was approximately 4.7%. The actual coupon rate of the expected debt issuance will be comprised of the underlying U.S. Treasury benchmark rate, plus a credit spread premium for TEPPCO’s debt security. At December 31, 2006, the fair value of these treasury locks was less than $0.1 million. To the extent effective, gains and losses on the value of the treasury locks will be deferred until the forecasted debt is issued and will be amortized to earnings over the life of the debt. No ineffectiveness was required to be recorded as of December 31, 2006.

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NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

NOTE 7.	INVENTORIES

Inventories are valued at the lower of cost (based on weighted average cost method) or market. The costs of inventories did not exceed market values as of December 31, 2006. The major components of inventories were as follows:

December 31,
2006

Crude oil (1)	$ 49,312
Refined products and LPGs (2) (3)	7,636
Lubrication oils and specialty chemicals	7,500
Materials and supplies	7,029
Other	716
Total	$ 72,193

_____________________

(1)	The substantial majority of our crude oil inventory was subject to forward sales contracts.

(2)	Refined products and LPGs inventory is managed on a combined basis.

(3)	At December 31, 2006, we recorded a $1.5 million lower of cost or market adjustment related to our Downstream Segment’s inventory.

NOTE 8.	PROPERTY, PLANT, AND EQUIPMENT
Major categories of property, plant and equipment as of December 31, 2006, were as follows:

December 31,
2006

Land and right of way	$ 128,791
Line pipe and fittings	1,218,226
Storage tanks	196,306
Buildings and improvements	58,973
Machinery and equipment	346,868
Construction work in progress	202,820
Total property, plant and equipment	$ 2,151,984
Less accumulated depreciation and amortization	509,889
Net property, plant and equipment	$ 1,642,095

Asset Retirement Obligations

During 2006, we recorded a $1.2 million liability, which represents the fair values of conditional AROs related to the retirement of the Val Verde natural gas gathering system and to structural restoration work to be completed on leased office space that is required upon our anticipated office lease termination. During 2006, we assigned probabilities for settlement dates and settlement methods for use in an expected present value measurement of fair value and recorded conditional AROs.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

The following table presents information regarding our asset retirement obligations:

Asset retirement obligation liability balance, December 31, 2005	$ --
Liabilities recorded	1,189
Liabilities settled	--
Accretion	39
Revision in estimates	--
Asset retirement obligation liability balance, December 31, 2006	$ 1,228

NOTE 9.	INVESTMENTS IN UNCONSOLIDATED AFFILIATES

Seaway

Through one of our indirect wholly owned subsidiaries, we own a 50% ownership interest in Seaway. The remaining 50% interest is owned by ConocoPhillips. We operate the Seaway assets. Seaway owns a pipeline that carries mostly imported crude oil from a marine terminal at Freeport, Texas, to Cushing, Oklahoma, and from a marine terminal at Texas City, Texas, to refineries in the Texas City and Houston, Texas, areas. The Seaway Crude Pipeline Company Partnership Agreement provides for varying participation ratios throughout the life of Seaway. From June 2002 through December 31, 2005, we received 60% of revenue and expense of Seaway. The sharing ratio changed from 60% to 40% on May 12, 2006, and as such, or share of revenue and expense of Seaway was 47% for 2006. Thereafter, we receive 40% of revenue and expense of Seaway. During the year ended December 31, 2006, we received distributions from Seaway of $20.5 million. During the year ended December 31, 2006, we did not invest any funds in Seaway.

Centennial

In August 2000, TE Products entered into agreements with Panhandle Eastern Pipeline Company (“PEPL”), a former subsidiary of CMS Energy Corporation, and Marathon Petroleum Company LLC (“Marathon”) to form Centennial. Centennial owns an interstate refined petroleum products pipeline extending from the upper Texas Gulf Coast to central Illinois. Through February 9, 2003, each participant owned a one-third interest in Centennial. On February 10, 2003, TE Products and Marathon each acquired an additional 16.7% interest in Centennial from PEPL for $20.0 million each, increasing their ownership percentages in Centennial to 50% each. During the year ended December 31, 2006, TE Products contributed $2.5 million to Centennial. TE Products has received no cash distributions from Centennial since its formation.

MB Storage

On January 1, 2003, TE Products and Louis Dreyfus Energy Services L.P. (“Louis Dreyfus”) formed Mont Belvieu Storage Partners, L.P. (“MB Storage”). TE Products and Louis Dreyfus each own a 50% ownership interest in MB Storage. MB Storage owns storage capacity at the Mont Belvieu fractionation and storage complex and a short haul transportation shuttle system that ties Mont Belvieu, Texas, to the upper Texas Gulf Coast energy marketplace. MB Storage is a service-oriented, fee-based venture serving the fractionation, refining and petrochemical industries with substantial capacity and flexibility for the transportation, terminaling and storage of NGLs, LPGs and refined products. MB Storage has no commodity trading activity. TE Products operates the facilities for MB Storage. Pursuant to a Federal Trade Commission (“FTC”) order and consent agreement, we sold our interest in MB Storage and certain related pipelines on March 1, 2007 (see Note 18). Effective January 1, 2003, TE Products contributed property and equipment with a net book value of $67.1 million to MB Storage. Additionally, as of the contribution date, Louis Dreyfus had invested $6.1 million for expansion projects for MB Storage that TE Products was required to reimburse if the original joint development and marketing agreement was

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

terminated by either party. This deferred liability was also contributed and credited to the capital account of Louis Dreyfus in MB Storage.

For the year ended December 31, 2006, TE Products received the first $1.7 million per quarter (or $6.78 million on an annual basis) of MB Storage’s income before depreciation expense, as defined in the Agreement of Limited Partnership of MB Storage. TE Products’ share of MB Storage’s earnings is adjusted annually by the partners of MB Storage. Any amount of MB Storage’s annual income before depreciation expense in excess of $6.78 million for 2006 was allocated evenly between TE Products and Louis Dreyfus. Depreciation expense on assets each party originally contributed to MB Storage is allocated between TE Products and Louis Dreyfus based on the net book value of the assets contributed. Depreciation expense on assets constructed or acquired by MB Storage subsequent to formation is allocated evenly between TE Products and Louis Dreyfus. For the year ended December 31, 2006, TE Products’ sharing ratio in the earnings of MB Storage was 59.4%. During the year ended December 31, 2006, TE Products received distributions of $12.9 million from MB Storage and contributed $4.8 million to MB Storage.

Summarized Balance Sheet Information for Seaway, Centennial and MB Storage

We use the equity method of accounting to account for our investments in Seaway, Centennial and MB Storage. Summarized combined balance sheet information for Seaway, Centennial and MB Storage as of December 31, 2006, is presented below:

December 31, 2006
Current assets	$ 58,241
Noncurrent assets	615,790
Current liabilities	37,663
Long-term debt	150,000
Noncurrent liabilities	6,055
Partners’ capital	480,313

Jonah

On August 1, 2006, Enterprise, through its affiliate, Enterprise Gas Processing, LLC, became our joint venture partner by acquiring an interest in Jonah, the partnership through which we own an interest in the Jonah system. Prior to entering into the Jonah joint venture, Enterprise had managed the construction of the Phase V expansion and funded the initial costs under a letter of intent we entered into in February 2006. In connection with the joint venture arrangement, we and Enterprise plan to continue the Phase V expansion, which is expected to increase the system capacity of the Jonah system from 1.5 billion cubic feet (“Bcf”) per day to approximately 2.3 Bcf per day and to significantly reduce system operating pressures, which is anticipated to lead to increased production rates and ultimate reserve recoveries. The first portion of the expansion, which is expected to increase the system gathering capacity to approximately 2.0 Bcf per day, is scheduled to be completed in the second quarter of 2007. The second portion of the expansion is expected to be completed by the end of 2007. The anticipated cost of the Phase V expansion is expected to be approximately $444.0 million. We expect to reimburse Enterprise for approximately 50% of these costs. To the extent the costs exceed an agreed upon base cost estimate of $415.2 million, we and Enterprise will each pay our respective ownership share (approximately 80% and 20%, respectively) of the expansion costs to that exceed the agreed upon base cost estimate.

Enterprise will continue to manage the Phase V construction project. We are entitled to all distributions from the joint venture until specified milestones are achieved, at which point Enterprise will be entitled to receive approximately 50% of the incremental cash flow from portions of the system placed in service as part of the expansion. From August 1, 2006, we and Enterprise equally share the costs of the Phase V expansion. We have reimbursed Enterprise $109.4 million for 50% of the Phase V cost incurred by it (including its cost of capital of $1.3 million). At December 31, 2006, we had a payable to Enterprise for costs incurred through December 31,

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

2006, of $8.7 million. After subsequent milestones are achieved, we and Enterprise will share distributions based on a formula that takes into account the capital contributions of the parties, including expenditures by us prior to the expansion. Based on this formula in the partnership agreement, we expect to own an interest in Jonah of approximately 80%, with Enterprise owning the remaining 20% and serving as operator, with further costs being allocated based on such ownership interests. For the year ended December 31, 2006, our sharing ratio in the earnings of Jonah was 99.7%. During the year ended December 31, 2006, Jonah declared a distribution to us of $41.6 million, of which $30.0 was paid in cash and the remainder is reflected as a receivable from Jonah. During the year ended December 31, 2006, we contributed $121.0 million to Jonah. The joint venture is governed by a management committee comprised of two representatives approved by Enterprise and two representatives approved by us, each with equal voting power. This transaction was reviewed and recommended for approval by our AC Committee.

Effective August 1, 2006, with the formation of the joint venture, Jonah was deconsolidated, and we began using the equity method of accounting to account for our investment in Jonah. Under the equity method, we record the costs of our investment within the “Equity Investments” line on our consolidated balance sheet, and as changes in the net assets of Jonah occur (for example, earnings, contributions and distributions), we will recognize our proportional share of that change in the ”Equity Investments” account.

Summarized balance sheet information for Jonah as of December 31, 2006, is presented below:

December 31, 2006
Current assets	$ 33,963
Noncurrent assets	800,591
Current liabilities	25,113
Noncurrent liabilities	191
Partners’ capital	809,250

NOTE 10.	ACQUISITIONS

Genco Assets

On July 15, 2005, we acquired from Texas Genco LLC (“Genco”) all of its interests in certain companies that own a 90-mile pipeline system and 5.5 million barrels of storage capacity for $62.1 million. We funded the purchase through borrowings under our revolving credit facility, and we allocated the purchase price to property, plant and equipment. This acquisition was made as part of an expansion of our refined products origin capabilities in the Houston, Texas, and Texas City, Texas, areas. The assets of the purchased companies are being integrated into our Downstream Segment origin infrastructure in Texas City and Baytown, Texas. The integration and other system enhancements should be in service by the first quarter of 2007, at an estimated cost of $45.0 million. On October 6, 2006, we sold certain of these assets to an affiliate of Enterprise (see Note 11).

Terminal Assets

On July 14, 2006, we purchased assets from New York LP Gas Storage, Inc. for $10.0 million. The assets consist of two active caverns, one active brine pond, a four bay truck rack, seven above ground storage tanks, and a twelve-spot railcar rack located east of our Watkins Glen, New York facility. We funded the purchase through borrowings under our revolving credit facility, and we allocated the purchase price, net of liabilities assumed, primarily to property, plant and equipment and inventory.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

Refined Products Terminal

Effective November 1, 2006, we purchased a refined petroleum product terminal in Aberdeen, Mississippi, for approximately $5.8 million from Mississippi Terminal and Marketing Inc. (“MTMI”). We funded the purchase through borrowings under our revolving credit facility, and we allocated the purchase price primarily to property, plant and equipment, goodwill and intangible assets. We recorded $1.3 million of goodwill in this acquisition. The facility, located along the Tennessee-Tombigbee Waterway system, has storage capacity of 130,000 barrels for gasoline and diesel, which are supplied by barge for delivery to local markets, including Tupelo and Columbus, Mississippi. In connection with this acquisition, which we plan to integrate into our Downstream Segment, we plan to construct a new 500,000-barrel terminal in Boligee, Alabama, at a cost of approximately $20.0 million, on an 80-acre site which we are leasing from the Greene County Industrial Development Board under a 60-year agreement. The Boligee terminal site is located approximately two miles from Colonial Pipeline. The new terminal is expected to begin service during the fourth quarter of 2007.

Cavern Assets

On December 26, 2006, we purchased assets from Vectren Utility Holdings, Inc. for $4.8 million. The assets consist of one active 170,000 barrel LPG storage cavern, the associated piping and related equipment. These assets are located adjacent to our Todhunter facility near Middleton, Ohio and tie into our existing LPG pipeline. We funded the purchase through borrowings under our revolving credit facility, and we allocated the purchase price primarily to property, plant and equipment.

NOTE 11.	DISPOSITIONS AND DISCONTINUED OPERATIONS

Pioneer Plant

On March 31, 2006, we sold our ownership interest in the Pioneer silica gel natural gas processing plant located near Opal, Wyoming, together with Jonah’s rights to process natural gas originating from the Jonah and Pinedale fields, located in southwest Wyoming, to an affiliate of Enterprise for $38.0 million in cash. The Pioneer plant was not an integral part of our Midstream Segment operations, and natural gas processing is not a core business. We have no continuing involvement in the operations or results of this plant. This transaction was reviewed and recommended for approval by our AC Committee and a fairness opinion was rendered by an investment banking firm. The sales proceeds were used to fund organic growth projects, retire debt and for other general partnership purposes. The carrying value of the Pioneer plant at March 31, 2006, prior to the sale, was $19.7 million. Costs associated with the completion of the transaction were approximately $0.4 million.

Crude oil and Refined Products Assets

On October 6, 2006, we sold certain crude oil pipeline assets and refined products pipeline assets in the Houston, Texas area, to an affiliate of Enterprise for approximately $11.7 million. These assets, which have been idle since acquisition, were part of the assets acquired by us in 2005 from Genco and BP Pipelines (North America) Inc. (“BP”) (see Note 10). The sales proceeds were used to fund organic growth projects, retire debt and for other general partnership purposes. The carrying value of these pipeline assets was approximately $6.0 million. We recognized a gain of $5.7 million on this transaction.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

NOTE 12.	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

Goodwill represents the excess of purchase price over fair value of net assets acquired and is presented on the consolidated balance sheets net of accumulated amortization. We account for goodwill under SFAS No. 142, Goodwill and Other Intangible Assets, which was issued by the FASB in July 2001. SFAS 142 prohibits amortization of goodwill, but instead requires testing for impairment at least annually. We test goodwill for impairment annually at December 31.

To perform an impairment test of goodwill, we have identified our reporting units and have determined the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill, to those reporting units. We then determine the fair value of each reporting unit and compare it to the carrying value of the reporting unit. We will continue to compare the fair value of each reporting unit to its carrying value on an annual basis to determine if an impairment loss has occurred. There have been no goodwill impairment losses recorded since the adoption of SFAS 142.

The following table presents the carrying amount of goodwill at December 31, 2006, by business segment:

	Downstream Segment	Midstream Segment	Upstream Segment	Segments Total

Goodwill (1)	$ 1,339	$ --	$ 14,167	$ 15,506

_____________________

(1)

Effective August 1, 2006, with the formation of a joint venture with Enterprise, Jonah was deconsolidated and has been subsequently accounted for as an equity investment (see Note 9). On November 1, 2006, we acquired a refined products terminal, and recorded $1.3 million of goodwill.

Other Intangible Assets

The following table reflects the components of intangible assets, including excess investments, being amortized at December 31, 2006:

	December 31, 2006
	Gross Carrying Amount	Accumulated Amortization
Intangible assets:
Gathering and transportation agreements (1)	$ 241,537	$ (87,121)
Fractionation agreement	38,000	(16,625)
Other	12,310	(2,691)
Subtotal	$ 291,847	$ (106,437)

Excess investments:
Centennial Pipeline LLC	$ 33,390	$ (16,579)
Seaway Crude Pipeline Company	26,908	(4,450)
Jonah Gas Gathering Company	2,924	--
Subtotal	$ 63,222	$ (21,029)

Total intangible assets	$ 355,069	$ (127,466)

____________________

(1)	Effective August 1, 2006, with the formation of a joint venture with Enterprise, Jonah was deconsolidated and has been subsequently accounted for as an equity investment (see Note 9).

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

SFAS 142 requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives. If an intangible asset has a finite useful life, but the precise length of that life is not known, that intangible asset shall be amortized over the best estimate of its useful life. At a minimum, we will assess the useful lives and residual values of all intangible assets on an annual basis to determine if adjustments are required.

The values assigned to our intangible assets for natural gas gathering contracts on the Val Verde system are amortized on a unit-of-production basis, based upon the actual throughput of the systems compared to the expected total throughput for the lives of the contracts. On a quarterly basis, we may obtain limited production forecasts and updated throughput estimates from some of the producers on the system, and as a result, we evaluate the remaining expected useful lives of the contract assets based on the best available information. During the quarter ended September 30, 2006, we received updated limited production estimates from some of the producers on the Val Verde system, which reduced the future production forecast. We revised the units-of-production calculation for Val Verde, which increased amortization expense by approximately $0.2 million per month. Further revisions to these estimates may occur as additional production information is made available to us.

The values assigned to our fractionation agreement and other intangible assets are generally amortized on a straight-line basis. Our fractionation agreement is being amortized over its contract period of 20 years. The amortization periods for our other intangible assets, which include non-compete and other agreements, range from 3 years to 15 years. The value of $8.7 million assigned to our crude supply and transportation intangible customer contracts is being amortized on a unit-of-production basis.

The value assigned to our excess investment in Centennial was created upon its formation. Approximately $30.0 million is related to a contract and is being amortized on a unit-of-production basis based upon the volumes transported under the contract compared to the guaranteed total throughput of the contract over a 10-year life. The remaining $3.4 million is related to a pipeline and is being amortized on a straight-line basis over the life of the pipeline, which is 35 years. The value assigned to our excess investment in Seaway was created upon acquisition of our 50% ownership interest in 2000. We are amortizing the $27.1 million excess investment in Seaway on a straight-line basis over a 39-year life related primarily to the life of the pipeline. The value assigned to our excess investment in Jonah was created as a result of interest capitalized on the construction of Jonah’s expansion. We will continue to capitalize interest on the construction of the expansion of the Jonah system until the construction is completed and placed into service. When the expansion is placed into service, we will amortize the excess investment in Jonah on a straight-line basis over life of the assets constructed.

NOTE 13.	DEBT OBLIGATIONS

The following table summarizes the principal amounts outstanding under all of TEPPCO’s debt instruments as of December 31, 2006:

December 31, 2006

Revolving Credit Facility, due December 2011	$ 490,000
6.45% TE Products Senior Notes, due January 2008	179,968
7.625% TEPPCO Senior Notes, due February 2012	498,866
6.125% TEPPCO Senior Notes, due February 2013	199,130
7.51% TE Products Senior Notes, due January 2028	210,000
Total borrowings	1,577,964
Adjustment to carrying value associated with hedges of fair value	25,323
Total Debt Instruments	$ 1,603,287

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

Revolving Credit Facility

TEPPCO has in place a $700.0 million unsecured revolving credit facility, including the issuance of letters of credit (“Revolving Credit Facility”), which matures on December 13, 2011. Commitments under the credit facility may be increased up to a maximum of $850.0 million upon TEPPCO’s request, subject to lender approval and the satisfaction of certain other conditions. The interest rate is based, at TEPPCO’s option, on either the lender’s base rate plus a spread, or LIBOR plus a spread in effect at the time of the borrowings. Financial covenants in the Revolving Credit Facility require that TEPPCO maintain a ratio of Consolidated Funded Debt to Pro Forma EBITDA (as defined and calculated in the facility) of less than 4.75 to 1.00 (subject to adjustment for specified acquisitions) and a ratio of EBITDA to Interest Expense (as defined and calculated in the facility) of at least 3.00 to 1.00, in each case with respect to specified twelve month periods. Other restrictive covenants in the Revolving Credit Facility limit TEPPCO’s ability to, among other things, incur additional indebtedness, make certain distributions, incur liens, engage in specified transactions with affiliates and complete mergers, acquisitions and sales of assets.

On July 31, 2006, TEPPCO amended its Revolving Credit Facility. The primary revisions were as follows:

•

The maturity date of the credit facility was extended from December 13, 2010 to December 13, 2011. Also under the terms of the amendment, TEPPCO may request up to two one-year extensions of the maturity date. These extensions, if requested, will become effective subject to lender approval and satisfaction of certain other conditions.

•

The amendment releases Jonah as a guarantor of the Revolving Credit Facility and restricts the amount of outstanding debt of the Jonah joint venture to debt owing to the owners of its partnership interests and other third-party debt in the principal aggregate amount of $50.0 million.

•

The amendment modifies the financial covenants to, among other things, allow TEPPCO to include in the calculation of TEPPCO’s Consolidated EBITDA (as defined in the Revolving Credit Facility) pro forma adjustments for material capital projects.

•

The amendment allows for the issuance of Hybrid Securities (as defined in the Revolving Credit Facility) of up to 15% of TEPPCO’s Consolidated Total Capitalization (as defined in the Revolving Credit Facility).

At December 31, 2006, TEPPCO had $490.0 million outstanding under the Revolving Credit Facility at a weighted average interest rate of 5.96%. At December 31, 2006, TEPPCO was in compliance with the covenants of this credit facility.

Senior Notes

On January 27, 1998, TE Products issued of $180.0 million principal amount of 6.45% Senior Notes due 2008, and $210.0 million principal amount of 7.51% Senior Notes due 2028 (collectively the “TE Products Senior Notes”). The 6.45% TE Products Senior Notes were issued at a discount of $0.3 million and are being accreted to their face value over the term of the notes. The 6.45% TE Products Senior Notes due 2008 may not be redeemed prior to their maturity on January 15, 2008. The 7.51% TE Products Senior Notes due 2028, issued at par, may be redeemed at any time after January 15, 2008, at the option of TE Products, in whole or in part, at the following redemption prices (expressed in percentages of the principal amount) during the twelve months beginning January 15 of the years indicated:

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

	Redemption		Redemption
Year	Price	Year	Price

2008	103.755%	2013	101.878%
2009	103.380%	2014	101.502%
2010	103.004%	2015	101.127%
2011	102.629%	2016	100.751%
2012	102.253%	2017	100.376%

and thereafter at 100% of the principal amount, together in each case with accrued interest at the redemption date.

The TE Products Senior Notes do not have sinking fund requirements. Interest on the TE Products Senior Notes is payable semiannually in arrears on January 15 and July 15 of each year. The TE Products Senior Notes are unsecured obligations of TE Products and rank pari passu with all other unsecured and unsubordinated indebtedness of TE Products. The indenture governing the TE Products Senior Notes contains covenants, including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions. However, the indenture does not limit our ability to incur additional indebtedness. As of December 31, 2006, TE Products was in compliance with the covenants of the TE Products Senior Notes.

On February 20, 2002, TEPPCO issued $500.0 million principal amount of 7.625% Senior Notes due 2012 (“7.625% TEPPCO Senior Notes”). The 7.625% TEPPCO Senior Notes were issued at a discount of $2.2 million and are being accreted to their face value over the term of the notes. The 7.625% TEPPCO Senior Notes may be redeemed at any time at TEPPCO’s option with the payment of accrued interest and a make-whole premium determined by discounting remaining interest and principal payments using a discount rate equal to the rate of the United States Treasury securities of comparable remaining maturity plus 35 basis points. The indenture governing the 7.625% TEPPCO Senior Notes contains covenants, including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions. However, the indenture does not limit TEPPCO’s ability to incur additional indebtedness. As of December 31, 2006, TEPPCO was in compliance with the covenants of these Senior Notes.

On January 30, 2003, TEPPCO issued $200.0 million principal amount of 6.125% Senior Notes due 2013 (“6.125% TEPPCO Senior Notes”). The 6.125% TEPPCO Senior Notes were issued at a discount of $1.4 million and are being accreted to their face value over the term of the notes. The 6.125% TEPPCO Senior Notes may be redeemed at any time at TEPPCO’s option with the payment of accrued interest and a make-whole premium determined by discounting remaining interest and principal payments using a discount rate equal to the rate of the United States Treasury securities of comparable remaining maturity plus 35 basis points. The indenture governing the 6.125% TEPPCO Senior Notes contains covenants, including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions. However, the indenture does not limit TEPPCO’s ability to incur additional indebtedness. As of December 31, 2006, TEPPCO was in compliance with the covenants of these Senior Notes.

The following table summarizes the estimated fair values of the Senior Notes as of December 31, 2006 (in millions):

	Face	Fair
	Value	Value

6.45% TE Products Senior Notes, due January 2008	$ 180.0	$ 181.6
7.625% TEPPCO Senior Notes, due February 2012	500.0	537.1
6.125% TEPPCO Senior Notes, due February 2013	200.0	201.6
7.51% TE Products Senior Notes, due January 2028	210.0	221.5

TEPPCO has entered into interest rate swap agreements to hedge its exposure to changes in the fair value on a portion of the Senior Notes discussed above (see Note 6).

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

Letter of Credit

At December 31, 2006, TEPPCO had outstanding an $8.7 million standby letter of credit in connection with crude oil purchased during the fourth quarter of 2006. The payable related to these purchases of crude oil is expected to be paid during the first quarter of 2007.

NOTE 14.	MINORITY INTEREST

Minority interest represents third-party ownership interests, including those of TEPPCO’s public unitholders, in the net assets of TEPPCO through TEPPCO’s publicly traded Units. The Parent Company owns a 2% general partner interest in TEPPCO. For financial reporting purposes, the assets and liabilities of TEPPCO are consolidated with those of our own, with any third party investor’s interest in our consolidated balance sheet amounts shown as minority interest. Distributions to and contributions from minority interests represent cash payments and cash contributions, respectively, from such third-party investors.

Equity Offerings

In July 2006, TEPPCO issued and sold in an underwritten public offering 5.0 million Units at a price to the public of $35.50 per Unit. The proceeds from the offering, net of underwriting discount, totaled approximately $170.4 million. On July 12, 2006, 750,000 additional Units were sold upon exercise of the underwriters’ over-allotment option granted in connection with the offering. Proceeds from the over-allotment sale, net of underwriting discount, totaled $25.6 million. The net proceeds from the offering and the over-allotment were used to reduce indebtedness under TEPPCO’s Revolving Credit Facility.

Incentive Distribution Rights

On December 8, 2006, at a special meeting of TEPPCO’s unitholders, TEPPCO’s Fourth Amended and Restated Agreement of Limited Partnership (the “New Partnership Agreement”), which amends and restates the Third Amended and Restated Agreement of Limited Partnership in effect prior to the special meeting (the “Previous Partnership Agreement”) was approved and became effective. The New Partnership Agreement contains the following amendments to the Previous Partnership Agreement, among others:

•

changes to certain provisions that relate to distributions and capital contributions, including the reduction in the Parent Company’s incentive distribution rights from 50% to 25% (“IDR Reduction Amendment”), elimination of the Parent Company’s requirement to make capital contributions to TEPPCO to maintain a 2% capital account, and adjustment of TEPPCO’s minimum quarterly distribution and target distribution levels for entity-level taxes;

•	changes to various voting percentage requirements, in most cases from 66 2/3% of outstanding Units to a majority of outstanding Units;
•	the percentage of holders of outstanding Units necessary to constitute a quorum was reduced from 66 2/3% to a majority of the outstanding Units;
•	removal of provisions requiring unitholder approval for specified actions with respect to the Operating Partnerships;
•	changes to supplement and revise certain provisions that relate to conflicts of interest and fiduciary duties; and
•

changes to provide for certain registration rights of the Parent Company and its affiliates (including with respect to the Units issued in respect of the IDR Reduction Amendment, as described below), for the maintenance of the separateness of TEPPCO from any other person or entity and other miscellaneous matters.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

By approval of the various proposals at the special meeting, and upon effectiveness of the New Partnership Agreement, an agreement was effectuated whereby TEPPCO issued 14,091,275 Units on December 8, 2006 to the Parent Company as consideration for the IDR Reduction Amendment. The number of Units issued to the Parent Company was based upon a predetermined formula that, based on the distribution rate and the number of Units outstanding at the time of the issuance, resulted in the Parent Company receiving cash distributions from the newly-issued Units and from its reduced maximum percentage interest in TEPPCO’s quarterly distributions approximately equal to the cash distributions it would have received from its maximum percentage interest in TEPPCO’s quarterly distributions without the IDR Reduction Amendment. Effective as of December 8, 2006, the Parent Company distributed the newly issued Units to its member, which in turn caused them to be distributed to other affiliates of EPCO.

At December 31, 2006, TEPPCO had outstanding 89,804,829 Units.

NOTE 15.	MEMBER'S EQUITY

At December 31, 2006, member’s equity consisted of our capital account and accumulated other comprehensive income.

As of December 31, 2006, we had a deficit balance of $86.0 million in our member’s equity account. This negative balance does not represent an asset to us and does not represent obligations of our member (DFI) to contribute cash or other property to us. The member’s equity account generally consists of DFI’s cumulative share of our net income less cash distributions made to it plus capital contributions that it has made to us. Cash distributions that we receive during a period from TEPPCO may exceed its net income for the period. In turn, cash distributions we make to DFI during a period may exceed our net income for the period. TEPPCO makes quarterly cash distributions of all of its Available Cash, generally defined as consolidated cash receipts less consolidated cash disbursements and cash reserves established by the Parent Company in its reasonable discretion (these cash distributions paid to the Parent Company are eliminated upon consolidation of the Parent Company’s financial statements with TEPPCO’s financial statements). Cash distributions by us to DFI in excess of our net income during the year ended December 31, 2006, resulted in a deficit in the member’s equity account at December 31, 2006. Future cash distributions that exceed net income will result in an increase in the deficit balance in the member’s equity account.

Accumulated Other Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income requires certain items such as foreign currency translation adjustments, gains or losses associated with pension or other postretirement benefits, prior service costs or credits associated with pension or other postretirement benefits, transition assets or obligations associated with pension or other postretirement benefits and unrealized gains and losses on certain investments in debt and equity securities to be reported in a financial statement. As of December 31, 2006, the components of accumulated other comprehensive income reflected on our consolidated balance sheet was composed of crude oil hedges and interest rate swaps. The crude oil hedges mature in December 2006 and December 2007. While the crude oil hedges are in effect, changes in their fair values, to the extent the hedges are effective, are recognized in accumulated other comprehensive income until they are recognized in net income in future periods. The interest rate swaps mature in January 2008, are related to our variable rate revolving credit facility and are designated as cash flow hedges beginning in the third quarter of 2006.

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NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

The accumulated balance of other comprehensive income related to our cash flow hedges and gains and losses associated with our pension benefits is as follows:

Balance at December 31, 2005	$ 11
Transferred to earnings	2,255
Changes in fair values of interest rate cash flow hedges	(2,503)
Changes in fair values of crude oil cash flow hedges	730
Adjustment to initially apply SFAS No. 158	(67)
Balance at December 31, 2006	$ 426

NOTE 16.	BUSINESS SEGMENTS

We have three reporting segments:

•	Our Downstream Segment, which is engaged in the transportation, marketing and storage of refined products, LPGs and petrochemicals;
•	Our Upstream Segment, which is engaged in the gathering, transportation, marketing and storage of crude oil and distribution of lubrication oils and specialty chemicals; and
•	Our Midstream Segment, which is engaged in the gathering of natural gas, fractionation of NGLs and transportation of NGLs.

The amount indicated below as “Other” relates primarily to Parent Company financial information, intersegment eliminations and assets that we hold that have not been allocated to any of our reporting segments. The following table provides the total assets for each segment as of December 31, 2006:

	Downstream Segment	Upstream Segment	Midstream Segment	Segments Total	Other	Consolidated

Total assets	$1,160,929	$1,504,699	$ 1,335,502	$4,001,130	$(78,989)	$3,922,141

NOTE 17.	RELATED PARTY TRANSACTIONS

EPCO and Affiliates

All of our management, administrative and operating functions are performed by employees of EPCO, pursuant to the ASA. We reimburse EPCO for the allocated costs of its employees who perform operating functions for us and for costs related to its other management and administrative employees (see Note 1).

The following information summarizes our business relationships and related transactions with EPCO and its affiliates, including entities controlled by Dan L. Duncan during the year ended December 31, 2006. We have also provided information regarding our business relationships and transactions with our unconsolidated affiliates.

We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities:

•	EPCO and its consolidated private company subsidiaries;
•	DFI, which owns and controls us;
•	Enterprise Products Partners L.P., which is controlled by affiliates of EPCO;
•	Duncan Energy Partners L.P. (“DEP”), which is controlled by affiliates of EPCO; and

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•	Enterprise Gas Processing LLC, which is controlled by affiliates of EPCO and is our joint venture partner in Jonah.

EPCO, a private company controlled by Dan L. Duncan, also owns DFI, which owns and controls us. DFI owns all of the membership interests in us. Our principal business activity is to act as TEPPCO’s managing partner. Our executive officers are employees of EPCO (see Note 1).

We and TEPPCO are both separate legal entities apart from each other and apart from EPCO and its other affiliates, with assets and liabilities that are separate from those of EPCO and its other affiliates. EPCO depends on the cash distributions it receives from us and other investments to fund its other operations and to meet its debt obligations. We paid cash distributions of $81.9 million during the year ended December 31, 2006, to our member.

The ownership interests in us that are owned or controlled by EPCO and its affiliates, other than those interests owned by Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of an affiliate of EPCO. This credit facility contains customary and other events of default relating to EPCO and certain affiliates, including Enterprise GP Holdings, Enterprise and us. The ownership interests in us that are owned or controlled by Enterprise GP Holdings are pledged as security under its credit facility.

Unless noted otherwise, our agreements with EPCO are not the result of arm’s length transactions. As a result, we cannot provide assurance that the terms and provisions of such agreements are at least as favorable to us as we could have obtained from unaffiliated third parties.

Administrative Services Agreement

We have no employees. All of our management, administrative and operating functions are performed by employees of EPCO pursuant to the ASA. We and TEPPCO, Enterprise and its general partner, Enterprise GP Holdings L.P. and its general partner, DEP and its general partner and certain affiliated entities are parties to the ASA. The significant terms of the ASA are as follows:

•

EPCO provides administrative, management, engineering and operating services as may be necessary to manage and operate our business, properties and assets (in accordance with prudent industry practices). EPCO will employ or otherwise retain the services of such personnel as may be necessary to provide such services.

•

We are required to reimburse EPCO for its services in an amount equal to the sum of all costs and expenses incurred by EPCO which are directly or indirectly related to our business or activities (including EPCO expenses reasonably allocated to us). In addition, we have agreed to pay all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the services provided to us by EPCO.

•	EPCO allows us to participate as named insureds in its overall insurance program with the associated costs being allocated to us.

Our operating costs and expenses for the year ended December 31, 2006 include reimbursement payments to EPCO for the costs it incurs to operate our facilities, including compensation of employees. We reimburse EPCO for actual direct and indirect expenses it incurs related to the operation of our assets.

Likewise, our general and administrative costs for the years ended December 31, 2006 include amounts we reimburse to EPCO for administrative services, including compensation of employees. In general, our reimbursement to EPCO for administrative services is either (i) on an actual basis for direct expenses it may incur on our behalf (e.g., the purchase of office supplies) or (ii) based on an allocation of such charges between the various parties to the ASA based on the estimated use of such services by each party (e.g., the allocation of general legal or accounting salaries based on estimates of time spent on each entity’s business and affairs).

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NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

EPCO and its affiliates have no obligation to present business opportunities to us or our Operating Partnerships, and we and our Operating Partnerships have no obligation to present business opportunities to EPCO and its affiliates. However, the ASA requires that business opportunities offered to or discovered by EPCO, which controls both us and our affiliates and Enterprise and it affiliates, be offered first to certain Enterprise affiliates before they may be pursued by EPCO and its other affiliates or offered to us.

The following table summarizes the related party balances with EPCO and affiliates as of December 31, 2006 (in millions):

December 31, 2006

Accounts receivable, related party (1)	$ 0.3
Gas imbalance receivable	1.3
Insurance reimbursement receivable	1.4
Accounts payable, related party (2)	26.4
Deferred revenue, related party	0.3
Long-term payable (3)	1.8

_____________________

(1)	Relates to sales and transportation services provided to EPCO and affiliates.

(2)	Relates to direct payroll, payroll related costs and other operational related charges from EPCO and affiliates.

(3)	Relates to our share of EPCO’s Oil Insurance Limited insurance program retrospective premiums obligation.

Sale of Pioneer plant

On March 31, 2006, we sold our ownership interest in the Pioneer silica gel natural gas processing plant located near Opal, Wyoming, together with Jonah’s rights to process natural gas originating from the Jonah and Pinedale fields, located in southwest Wyoming, to an affiliate of Enterprise for $38.0 million in cash. The Pioneer plant was not an integral part of our Midstream Segment operations, and natural gas processing is not a core business. We have no continuing involvement in the operations or results of this plant. This transaction was reviewed and recommended for approval by our AC Committee and a fairness opinion was rendered by an independent third-party. The sales proceeds were used to fund organic growth projects, retire debt and for other general partnership purposes. The carrying value of the Pioneer plant at March 31, 2006, prior to the sale, was $19.7 million. Costs associated with the completion of the transaction were approximately $0.4 million.

Jonah Joint Venture

On August 1, 2006, Enterprise (through an affiliate) became our joint venture partner by acquiring an interest in Jonah, the partnership through which we owned the Jonah system. We have reimbursed Enterprise $109.4 million for 50% of the Phase V cost incurred by it (including its cost of capital of $1.3 million). At December 31, 2006, we had a payable to Enterprise for costs incurred through December 31, 2006, of $8.7 million (see Note 9 for further discussion on the Jonah joint venture).

In conjunction with the formation of the joint venture, we have agreed to indemnify Enterprise from any and all losses, claims, demands, suits, liability, costs and expenses arising out of or related to breaches of our representations, warranties, or covenants related to the formation of the Jonah joint venture, Jonah’s ownership or operation of the Jonah system prior to the effective date of the joint venture, and any environmental activity, or violation of or liability under environmental laws arising from or related to the condition of the Jonah system prior to the effective date of the joint venture. In general, a claim for indemnification cannot be filed until the losses suffered by Enterprise exceed $1.0 million, and the maximum potential amount of future payments under the

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indemnity is limited to $100.0 million. However, if certain representations or warranties are breached, the maximum potential amount of future payments under the indemnity is capped at $207.6 million. All indemnity payments are net of insurance recoveries that Enterprise may receive from third-party insurers. We carry insurance coverage that may offset any payments required under the indemnity. We do not expect that these indemnities will have a material adverse effect on our financial position, results of operations or cash flows.

Other Transactions

On October 6, 2006, we sold certain crude oil pipeline assets and refined products pipeline assets in the Houston, Texas area, to an affiliate of Enterprise for approximately $11.7 million. These assets, which had been idle since acquisition, were part of the assets acquired by us in 2005 from Genco and BP. The sales proceeds were used to fund organic growth projects, retire debt and for other general partnership purposes. The carrying value of these pipeline assets at September 30, 2006, was approximately $6.0 million. We recognized a gain of $5.7 million on this transaction.

On November 1, 2006, we announced plans to construct a new 20-inch diameter lateral pipeline to connect our mainline system to the Enterprise and MB Storage facilities at Mont Belvieu, Texas, at a cost of approximately $8.6 million. The new connection, which provides delivery from Enterprise of propane into our system at full line flow rates, complements our current ability to source product from MB Storage. The new connection also offers the ability to deliver other liquid products such as butanes and natural gasoline from Enterprise’s storage facilities into our system at reduced flow rates until enhancements can be made. The capability to deliver butanes and natural gasoline from MB Storage at full flow rates is not expected to be impacted. Construction of the new connection was completed and placed in service in December 2006. This new pipeline replaces a 10-mile, 18-inch segment of pipeline that we sold to an Enterprise affiliate in January 2007 (see Note 20).

We have entered into a lease with DEP, for a 12-mile, 10-inch interconnecting pipeline extending from Pasadena, Texas to Baytown, Texas. The primary term of this lease will expire on September 15, 2007, and will continue on a month-to-month basis subject to termination by either party upon 60 days’ notice.

Relationships with Unconsolidated Subsidiaries

Centennial

TE Products has a 50% ownership interest in Centennial (see Note 9). TE Products has entered into a management agreement with Centennial to operate Centennial’s terminal at Creal Springs, Illinois, and pipeline connection in Beaumont, Texas. For the year ended December 31, 2006, actual operating expenses billed to Centennial were $7.4 million.

TE Products also has a joint tariff with Centennial to deliver products at TE Products’ locations using Centennial’s pipeline as part of the delivery route to connecting carriers. TE Products, as the delivering pipeline, invoices the shippers for the entire delivery rate, records only the net rate attributable to it as transportation revenues and records a liability for the amounts due to Centennial for its share of the tariff. In addition, TE Products performs ongoing construction services for Centennial and bills Centennial for labor and other costs to perform the construction. At December 31, 2006, we had a net payable balance of $4.4 million to Centennial for its share of the joint tariff deliveries and other operational related charges, partially offset by the reimbursement due to us for construction services provided to Centennial.

In January 2003, TE Products entered into a pipeline capacity lease agreement with Centennial for a period of five years that contains a minimum throughput requirement. For the year ended December 31, 2006, TE Products incurred $5.6 million of rental charges related to the lease of pipeline capacity on Centennial.

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NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

Jonah

An affiliate of Enterprise operates the Jonah assets. TCO purchases NGLs from Jonah as part of its crude oil marketing activities. During the period August 1, 2006 through December 31, 2006, TCO incurred $2.2 million in purchases from Jonah related to the crude oil marketing activities. At December 31, 2006, we had a distribution receivable of $11.5 million from Jonah, which is included in accounts receivable, related parties.

Seaway

We own a 50% ownership interest in Seaway, and the remaining 50% interest is owned by ConocoPhillips (see Note 9). We operate the Seaway assets. During the year ended December 31, 2006, we billed Seaway $7.6 million for direct payroll and payroll related expenses for operating Seaway. Additionally, for the year ended December 31, 2006, we billed Seaway $2.1 million for indirect management fees for operating Seaway. At December 31, 2006, we had a payable balance to Seaway of $1.4 million for advances Seaway paid to us as operator for operating costs, including payroll and related expenses and management fees.

MB Storage

Effective January 1, 2003, TE Products entered into agreements with Louis Dreyfus to form MB Storage (see Note 9). TE Products operates the facilities for MB Storage. TE Products and MB Storage have entered into a pipeline capacity lease agreement, and for the year ended December 31, 2006, TE Products recognized $0.1 million in rental revenue related to this lease agreement. During the year ended December 31, 2006, TE Products also billed MB Storage $3.1 million for direct payroll and payroll related expenses for operating MB Storage. At December 31, 2006, TE Products had a net payable balance to MB Storage of $2.3 million for operating costs, including payroll and related expenses for operating MB Storage.

NOTE 18.	COMMITMENTS AND CONTINGENCIES

Litigation

In the fall of 1999, the Parent Company and TE Products were named as defendants in a lawsuit in Jackson County Circuit Court, Jackson County, Indiana, styled Ryan E. McCleery and Marcia S. McCleery, et al. and Michael and Linda Robson, et al. v. Texas Eastern Corporation, et al.    In the lawsuit, the plaintiffs contend, among other things, that we and other defendants stored and disposed of toxic and hazardous substances and hazardous wastes in a manner that caused the materials to be released into the air, soil and water.  They further contend that the release caused damages to the plaintiffs.  In their complaint, the plaintiffs allege strict liability for both personal injury and property damage together with gross negligence, continuing nuisance, trespass, criminal mischief and loss of consortium. The plaintiffs are seeking compensatory, punitive and treble damages.  On March 18, 2005, we entered into Release and Settlement Agreements with the McCleery plaintiffs dismissing all of these plaintiffs’ claims on terms that did not have a material adverse effect on our financial position, results of operations or cash flows.  Although we did not settle with all plaintiffs and we therefore remain named parties in the Michael and Linda Robson, et al. v. Texas Eastern Corporation, et al. action, a co-defendant has agreed, by Cooperative Defense Agreement, to fund the defense and satisfy all final judgments which might be rendered with the remaining claims asserted against us.  Consequently, we do not believe that the outcome of these remaining claims will have a material adverse effect on our financial position, results of operations or cash flows.

On December 21, 2001, TE Products was named as a defendant in a lawsuit in the 10th Judicial District, Natchitoches Parish, Louisiana, styled Rebecca L. Grisham et al. v. TE Products Pipeline Company, Limited Partnership. In this case, the plaintiffs contend that our pipeline, which crosses the plaintiffs’ property, leaked toxic products onto their property and, consequently caused damages to them. We have filed an answer to the plaintiffs’ petition denying the allegations, and we are defending ourselves vigorously against the lawsuit. The plaintiffs assert

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NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

damages attributable to the remediation of the property of approximately $1.4 million. This case has been stayed pending the completion of remediation pursuant to the Louisiana Department of Environmental Quality (“LDEQ”) requirements. We do not believe that the outcome of this lawsuit will have a material adverse effect on our financial position, results of operations or cash flows.

In 1991, we were named as a defendant in a matter styled Jimmy R. Green, et al. v. Cities Service Refinery, et al. as filed in the 26th Judicial District Court of Bossier Parish, Louisiana. The plaintiffs in this matter reside or formerly resided on land that was once the site of a refinery owned by one of our co-defendants. The former refinery is located near our Bossier City facility. Plaintiffs have claimed personal injuries and property damage arising from alleged contamination of the refinery property. The plaintiffs have recently pursued certification as a class and have significantly increased their demand to approximately $175.0 million. We have never owned any interest in the refinery property made the basis of this action, and we do not believe that we contributed to any alleged contamination of this property. While we cannot predict the ultimate outcome, we do not believe that the outcome of this lawsuit will have a material adverse effect on our financial position, results of operations or cash flows.

On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of New Castle County in the State of Delaware, in his individual capacity, as a putative class action on behalf of TEPPCO’s other unitholders, and derivatively on TEPPCO’s behalf, concerning proposals made to its unitholders in its definitive proxy statement filed with the SEC on September 11, 2006 (“Proxy Statement”) and other transactions involving us and Enterprise or its affiliates. The complaint names as defendants the Parent Company; our Board of Directors; the Parent Company’s parent companies, including EPCO; Enterprise and certain of its affiliates; and Dan L. Duncan. TEPPCO is named as a nominal defendant.

The complaint alleges, among other things, that certain of the transactions proposed in the Proxy Statement, including a proposal to reduce the Parent Company’s maximum percentage interest in TEPPCO’s distributions in exchange for Units (the “Issuance Proposal”), are unfair to its unitholders and constitute a breach by the defendants of fiduciary duties owed to its unitholders and that the Proxy Statement failed to provide its unitholders with all material facts necessary for them to make an informed decision whether to vote in favor of or against the proposals. The complaint further alleges that, since Mr. Duncan acquired control of us in 2005, the defendants, in breach of their fiduciary duties to TEPPCO and its unitholders, have caused TEPPCO to enter into certain transactions with Enterprise or its affiliates that are unfair to TEPPCO or otherwise unfairly favored Enterprise or its affiliates over TEPPCO. The complaint alleges that such transactions include the Jonah joint venture entered into by TEPPCO and an Enterprise affiliate in August 2006 (citing the fact that our AC Committee did not obtain a fairness opinion from an independent investment banking firm in approving the transaction) and the sale by TEPPCO to an Enterprise affiliate of the Pioneer plant in March 2006 and the then impending divestiture of TEPPCO’s interest in MB Storage in connection with an investigation by the FTC. As more fully described in the Proxy Statement, the AC Committee recommended the Issuance Proposal for approval by our Board of Directors. The complaint also alleges that Richard S. Snell, Michael B. Bracy and Murray H. Hutchison, constituting the three members of our AC Committee, cannot be considered independent because of their alleged ownership of securities in Enterprise and its affiliates and their relationships with Mr. Duncan.

The complaint seeks relief (i) rescinding transactions in the complaint that have been consummated or awarding rescissory damages in respect thereof; (ii) awarding damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the complaint; and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts.

On September 22, 2006, the plaintiff in the action filed a motion to expedite the proceedings, requesting the Court to schedule a hearing on plaintiff’s motion for a preliminary injunction to enjoin the defendants from proceeding with the special meeting of unitholders. On September 26, 2006, the defendants advised the Court that TEPPCO would provide to its unitholders specified supplemental disclosures, which were included in the Form 8-K

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NOTES TO CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

and supplemental proxy materials TEPPCO filed with the SEC on October 5, 2006. The special meeting was convened on December 8, 2006, at which TEPPCO’s unitholders approved all of the proposals. In light of the foregoing, we believe that the plaintiff's grounds for seeking relief by requiring TEPPCO to issue a proxy statement that corrects the alleged misstatements and omissions in the Proxy Statement and enjoining the special meeting are moot. On November 17, 2006, the defendants (other than TEPPCO, the nominal defendant) moved to dismiss the complaint. While we cannot predict the ultimate outcome, we do not believe that the outcome of this lawsuit will have a material adverse effect on our financial position, results of operations or cash flows.

In addition to the proceedings discussed above, we have been, in the ordinary course of business, a defendant in various lawsuits and a party to various other legal proceedings, some of which are covered in whole or in part by insurance. We believe that the outcome of these lawsuits and other proceedings will not individually or in the aggregate have a future material adverse effect on our consolidated financial position, results of operations or cash flows.

Regulatory Matters

Our pipelines and other facilities are subject to multiple environmental obligations and potential liabilities under a variety of federal, state and local laws and regulations. These include, without limitation: the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Federal Water Pollution Control Act or the Clean Water Act; the Oil Pollution Act; and analogous state and local laws and regulations. Such laws and regulations affect many aspects of our present and future operations, and generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals, with respect to air emissions, water quality, wastewater discharges, and solid and hazardous waste management. Failure to comply with these requirements may expose us to fines, penalties and/or interruptions in our operations that could influence our results of operations. If an accidental leak, spill or release of hazardous substances occurs at any facilities that we own, operate or otherwise use, or where we send materials for treatment or disposal, we could be held jointly and severally liable for all resulting liabilities, including investigation, remedial and clean-up costs. Likewise, we could be required to remove or remediate previously disposed wastes or property contamination, including groundwater contamination. Any or all of this could materially affect our results of operations and cash flows.

We believe that our operations and facilities are in substantial compliance with applicable environmental laws and regulations, and that the cost of compliance with such laws and regulations will not have a material adverse effect on our results of operations or financial position. We cannot ensure, however, that existing environmental regulations will not be revised or that new regulations will not be adopted or become applicable to us. The clear trend in environmental regulation is to place more restrictions and limitations on activities that may be perceived to affect the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental regulation compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our business, financial position, results of operations and cash flows. At December 31, 2006, we have an accrued liability of $1.8 million related to sites requiring environmental remediation activities.

In 1994, the LDEQ issued a compliance order for environmental contamination at our Arcadia, Louisiana, facility. In 1999, our Arcadia facility and adjacent terminals were directed by the Remediation Services Division of the LDEQ to pursue remediation of this contamination. Effective March 2004, we executed an access agreement with an adjacent industrial landowner who is located upgradient of the Arcadia facility. This agreement enables the landowner to proceed with remediation activities at our Arcadia facility for which it has accepted shared responsibility. At December 31, 2006, we have an accrued liability of $0.1 million for remediation costs at our Arcadia facility. We do not expect that the completion of the remediation program proposed to the LDEQ will have a future material adverse effect on our financial position, results of operations or cash flows.

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On July 27, 2004, we received notice from the United States Department of Justice (“DOJ”) of its intent to seek a civil penalty against us related to our November 21, 2001, release of approximately 2,575 barrels of jet fuel from our 14-inch diameter pipeline located in Orange County, Texas. The DOJ, at the request of the Environmental Protection Agency, is seeking a civil penalty against us for alleged violations of the Clean Water Act (“CWA”) arising out of this release, as well as three smaller spills at other locations in 2004 and 2005. We have agreed with the DOJ on a proposed penalty of $2.9 million, along with our commitment to implement additional spill prevention measures, and expect to finalize the settlement in the second quarter of 2007. We do not expect this settlement to have a material adverse effect on our financial position, results of operations or cash flows.

One of the spills encompassed in our current settlement discussion with the DOJ involved a 37,450-gallon release from Seaway on May 13, 2005 at Colbert, Oklahoma. This release was remediated under the supervision of the Oklahoma Corporation Commission, but resulted in claims by neighboring landowners that have been settled for approximately $0.7 million. In addition, the release resulted in a Corrective Action Order by the U.S. Department of Transportation. Among other requirements of this Order, we were required to reduce the operating pressure of Seaway by 20% until completion of required corrective actions. The corrective actions were completed and on June 1, 2006, we increased the operating pressure of Seaway back to 100%. We have a 50% ownership interest in Seaway, and any settlement should be covered by our insurance. We do not expect the completion of our obligations relating to the Colbert release to have a material adverse effect on our financial position, results of operations or cash flows.

On September 18, 2005, a propane release and fire occurred at our Todhunter facility, near Middletown, Ohio. The incident resulted in the death of one of our employees; there were no other injuries. Repairs to the impacted facilities have been completed. On March 17, 2006, we received a citation from the Occupational Safety and Health Administration (“OSHA”) arising out of this incident, with a penalty of $0.1 million. The settlement of this citation did not have a material adverse effect on our financial position, results of operations or cash flows.

We are also in negotiations with the U.S. Department of Transportation with respect to a notice of probable violation that we received on April 25, 2005, for alleged violations of pipeline safety regulations at our Todhunter facility, with a proposed $0.4 million civil penalty. We responded on June 30, 2005, by admitting certain of the alleged violations, contesting others and requesting a reduction in the proposed civil penalty. We do not expect any settlement, fine or penalty to have a material adverse effect on our financial position, results of operations or cash flows.

The FERC, pursuant to the Interstate Commerce Act of 1887, as amended, the Energy Policy Act of 1992 and rules and orders promulgated thereunder, regulates the tariff rates for our interstate common carrier pipeline operations. To be lawful under that Act, interstate tariff rates, terms and conditions of service must be just and reasonable and not unduly discriminatory, and must be on file with FERC. In addition, pipelines may not confer any undue preference upon any shipper. Shippers may protest, and the FERC may investigate, the lawfulness of new or changed tariff rates. The FERC can suspend those tariff rates for up to seven months. It can also require refunds of amounts collected pursuant to rates that are ultimately found to be unlawful. The FERC and interested parties can also challenge tariff rates that have become final and effective. Because of the complexity of rate making, the lawfulness of any rate is never assured. A successful challenge of our rates could adversely affect our revenues.

The FERC uses prescribed rate methodologies for approving regulated tariff rates for transporting crude oil and refined products. Our interstate tariff rates are either market-based or derived in accordance with the FERC’s indexing methodology, which currently allows a pipeline to increase its rates by a percentage linked to the producer price index for finished goods. These methodologies may limit our ability to set rates based on our actual costs or may delay the use of rates reflecting increased costs. Changes in the FERC’s approved methodology for approving rates could adversely affect us. Adverse decisions by the FERC in approving our regulated rates could adversely affect our cash flow.

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The intrastate liquids pipeline transportation services we provide are subject to various state laws and regulations that apply to the rates we charge and the terms and conditions of the services we offer. Although state regulation typically is less onerous than FERC regulation, the rates we charge and the provision of our services may be subject to challenge.

Although our natural gas gathering systems are generally exempt from FERC regulation under the Natural Gas Act of 1938, FERC regulation still significantly affects our natural gas gathering business. In recent years, the FERC has pursued pro-competition policies in its regulation of interstate natural gas pipelines. If the FERC does not continue this approach, it could have an adverse effect on the rates we are able to charge in the future. In addition, our natural gas gathering operations could be adversely affected in the future should they become subject to the application of federal regulation of rates and services. Additional rules and legislation pertaining to these matters are considered and adopted from time to time. We cannot predict what effect, if any, such regulatory changes and legislation might have on our operations, but we could be required to incur additional capital expenditures.

Contractual Obligations

The following table summarizes our various contractual obligations at December 31, 2006. A description of each type of contractual obligation follows (in millions):

	Payment or Settlement due by Period
	Total	2007	2008	2009	2010	2011	Thereafter

Maturities of long-term debt (1)	$1,580.0	$ --	$ 180.0	$ --	$ --	$ 490.0	$ 910.0
Operating leases (2)	69.7	18.7	11.7	8.8	7.3	6.3	16.9
Purchase obligations (3)	15.0	12.9	1.4	0.5	0.1	--	0.1
Capital expenditure obligations (4)	9.5	9.5	--	--	--	--	--

______________________

(1)

TEPPCO has long-term payment obligations under its Revolving Credit Facility and its Senior Notes. Amounts shown in the table represent our scheduled future maturities of long-term debt principal for the periods indicated (see Note 13 for additional information regarding TEPPCO’s debt obligations).

(2)

We lease property, plant and equipment under noncancelable and cancelable operating leases. Amounts shown in the table represent minimum cash lease payment obligations under our operating leases with terms in excess of one year for the periods indicated. Lease expense is charged to operating costs and expenses on a straight line basis over the period of expected economic benefit. Contingent rental payments are expensed as incurred.

(3)

We have long and short-term purchase obligations for products and services with third-party suppliers. The prices that we are obligated to pay under these contracts approximate current market prices. The preceding table shows our commitments and estimated payment obligations under these contracts for the periods indicated. Our estimated future payment obligations are based on the contractual price under each contract for products and services at December 31, 2006.

(4)

We have short-term payment obligations relating to capital projects we have initiated. These commitments represent unconditional payment obligations that we have agreed to pay vendors for services rendered or products purchased.

Other

Centennial entered into credit facilities totaling $150.0 million, and as of December 31, 2006, $150.0 million was outstanding under those credit facilities, of which $10.0 million matures in April 2007, and $140.0 million matures in April 2024. TE Products and Marathon Petroleum Company LLC (“Marathon”) have each guaranteed one-half of the repayment of Centennial’s outstanding debt balance (plus interest) under these credit facilities. The guarantees arose in order for Centennial to obtain adequate financing to fund construction and

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conversion costs of its pipeline system. Prior to the expiration of the long-term credit facility, TE Products could be relinquished from responsibility under the guarantee should Centennial meet certain financial tests. If Centennial defaults on its outstanding balance, the estimated maximum potential amount of future payments for TE Products and Marathon is $75.0 million each at December 31, 2006. As a result of the guarantee, TE Products recorded an obligation of $0.1 million, which represents the present value of the estimated amount we would have to pay under the guarantee.

TE Products, Marathon and Centennial have entered into a limited cash call agreement, which allows each member to contribute cash in lieu of Centennial procuring separate insurance in the event of a third-party liability arising from a catastrophic event. There is an indefinite term for the agreement and each member is to contribute cash in proportion to its ownership interest, up to a maximum of $50.0 million each. As a result of the catastrophic event guarantee, TE Products recorded a $4.4 million obligation, which represents the present value of the estimated amount that we would have to pay under the guarantee. If a catastrophic event were to occur and we were required to contribute cash to Centennial, contributions exceeding our deductible might be covered by our insurance, depending upon the nature of the catastrophic event.

One of our subsidiaries, TCO, has entered into master equipment lease agreements with finance companies for the use of various equipment. We have guaranteed the full and timely payment and performance of TCO’s obligations under the agreements. Generally, events of default would trigger our performance under the guarantee. The maximum potential amount of future payments under the guarantee is not estimable, but would include base rental payments for both current and future equipment, stipulated loss payments in the event any equipment is stolen, damaged, or destroyed and any future indemnity payments. We carry insurance coverage that may offset any payments required under the guarantees. We do not believe that any performance under the guarantee would have a material effect on our financial condition, results of operations or cash flows.

On February 24, 2005, the Parent Company was acquired from DEFS by DFI. On March 11, 2005, the Bureau of Competition of the FTC delivered written notice to DFI’s legal advisor that it was conducting a non-public investigation to determine whether DFI’s acquisition of us may substantially lessen competition or violate other provisions of federal antitrust laws. We cooperated fully with this investigation.

On October 31, 2006, an FTC order and consent agreement ending its investigation became final. The order required the divestiture of TEPPCO’s 50% interest in MB Storage and certain related assets to one or more FTC-approved buyers in a manner approved by the FTC and subject to its final approval. The order contained no minimum price for the divestiture and required that TEPPCO provide the acquirer or acquirers the opportunity to hire employees who spend more than 10% of their time working on the divested assets. The order also imposes specified operational, reporting and consent requirements on us including, among other things, in the event that we acquire interests in or operate salt dome storage facilities for NGLs in specified areas. The FTC approved a buyer and sale terms for our interest in MB Storage and certain related pipelines, and we closed on such sale on March 1, 2007 (see Note 20).

On December 19, 2006, we announced that we had signed an agreement with Motiva Enterprises, LLC (“Motiva”) for us to construct and operate a new refined products storage facility to support the proposed expansion of Motiva’s refinery in Port Arthur, Texas. Under the terms of the agreement, we will construct a 5.4 million barrel refined products storage facility for gasoline and distillates. The agreement also provides for a 15-year throughput and dedication of volume, which will commence upon completion of the refinery expansion. The project includes the construction of 20 storage tanks, five 3.5-mile product pipelines connecting the storage facility to Motiva’s refinery, 15,000 horsepower of pumping capacity, and distribution pipeline connections to the Colonial, Explorer and Magtex pipelines. The storage and pipeline project is expected to be completed in mid-2009. As a part of a separate but complementary initiative, we will construct an 11-mile, 20-inch pipeline to connect the new storage facility in Port Arthur to our refined products terminal in Beaumont, Texas, which is the primary origination facility for our mainline system. This associated project will facilitate connections to additional markets through the

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Colonial, Explorer and Magtex pipeline systems and provide the Motiva refinery with access to our pipeline system. The total cost of the project is expected to be approximately $240.0 million, including $20.0 million for the 11-mile, 20-inch pipeline. By providing access to several major outbound refined product pipeline systems, shippers should have enhanced flexibility and new transportation options. Under the terms of the agreement, if Motiva cancels the agreement prior to the commencement date of the project, Motiva will reimburse us the actual reasonable expenses we have incurred after the effective date of the agreement, including both internal and external costs that would be capitalized as a part of the project. If the cancellation were to occur in 2007, Motiva would also pay costs incurred to date plus a five percent cancellation fee, with the fee increasing to ten percent after 2007.

Substantially all of the petroleum products that we transport and store are owned by our customers. At December 31, 2006, TCTM and TE Products had approximately 3.8 million barrels and 23.7 million barrels, respectively, of products in their custody that was owned by customers. We are obligated for the transportation, storage and delivery of such products on behalf of our customers. We maintain insurance adequate to cover product losses through circumstances beyond our control.

We carry insurance coverage consistent with the exposures associated with the nature and scope of our operations. Our current insurance coverage includes (1) commercial general liability insurance for liabilities to third parties for bodily injury and property damage resulting from our operations; (2) workers’ compensation coverage to required statutory limits; (3) automobile liability insurance for all owned, non-owned and hired vehicles covering liabilities to third parties for bodily injury and property damage, and (4) property insurance covering the replacement value of all real and personal property damage, including damages arising from earthquake, flood damage and business interruption/extra expense. For select assets, we also carry pollution liability insurance that provides coverage for historical and gradual pollution events. All coverages are subject to certain deductibles, limits or sub-limits and policy terms and conditions.

We also maintain excess liability insurance coverage above the established primary limits for commercial general liability and automobile liability insurance. Limits, terms, conditions and deductibles are commensurate with the nature and scope of our operations. The cost of our general insurance coverages has increased over the past year reflecting the changing conditions of the insurance markets. These insurance policies, except for the pollution liability policies, are through EPCO (see Note 17).

NOTE 19.	CONCENTRATIONS OF CREDIT RISK

Our primary market areas are located in the Northeast, Midwest and Southwest regions of the United States. We have a concentration of trade receivable balances due from major integrated oil companies, independent oil companies and other pipelines and wholesalers. These concentrations of customers may affect our overall credit risk in that the customers may be similarly affected by changes in economic, regulatory or other factors. We thoroughly analyze our customers’ historical and future credit positions prior to extending credit. We manage our exposure to credit risk through credit analysis, credit approvals, credit limits and monitoring procedures, and for certain transactions may utilize letters of credit, prepayments and guarantees.

For the year ended December 31, 2006, Valero Energy Corp. and BP Oil Supply Company accounted for 14% and 11%, respectively, of our total consolidated revenues. No other single customer accounted for 10% or more of our total consolidated revenues for the year ended December 31, 2006.

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NOTE 20.	SUBSEQUENT EVENTS

On January 23, 2007, we sold a 10-mile, 18-inch segment of pipeline to an affiliate of Enterprise for approximately $8.0 million. These assets were part of our Downstream Segment and had a net book value of approximately $2.5 million. The sales proceeds were used to fund construction of a new 20-inch diameter lateral pipeline that connects our mainline system to the DEP storage facility at Mont Belvieu, Texas.

On February 28, 2007, due to the substantial completion of inquires by the FTC into EPCO’s acquisition of us, the parties to the ASA amended it to remove Exhibit B thereto, which had been adopted to address matters the parties anticipated the FTC may consider in its inquiry.  Exhibit B had set forth certain separateness and screening policies and procedures among the parties that became inapposite upon the issuance of the FTC’s order in connection with the inquiry or were already otherwise reflected in applicable FTC, SEC, NYSE or other laws, standards or governmental regulations.  For further discussion of the FTC investigation, please see Note 18.

On March 1, 2007, we completed the sale of our 50% interest in MB Storage and other assets to Louis Dreyfus for approximately $168.0 million, including approximately $10.0 million of cash distributions related to prior earnings. An October 2006 order and consent agreement with the FTC required the divestiture, which was completed in accordance with terms and conditions approved by the FTC in February 2007. We plan to use the proceeds from the transaction to fund our portion of the Jonah expansion and other organic growth projects.